Exhibit 10.1

SEPARATION AGREEMENT

between

THE DOW CHEMICAL COMPANY

and

BLUE CUBE SPINCO INC.

Dated as of March 26, 2015

EXHIBITS

A	Employee Matters Agreement
B	Tax Matters Agreement
C	Form of Intellectual Property Assignment Agreement
D	Form of Intellectual Property License Agreement
E	Form of MOD™ 5 Computerized Process Control Software Agreement
F	Form of Operating Systems and Tools License Agreement
G	Form of Trademark License Agreement
H	Form of Umbrella Secrecy Agreement
I	Form of Ground Lease
J	Form of Extended Occupancy Agreement
K	Form of Site Services Agreement
L	Form of Electric Energy Retail Sales Agreement
M	Form of Lease of Electric Generation, Distribution and Interconnection Facilities
N	Form of Cell Services Agreement
O	Form of Operating Services Agreement
P	Form of General Services Agreement
Q	Form of Planning Agreement
R	Form of Finished 1, 3 DCP Sales Contract (North America)
S	Form of Acetone Sales Contract (North America)
T	Form of Anhydrous Hydrochloric Acid Sales Contract (North America) – Pipeline
U	Form of Anhydrous Hydrochloric Acid Sales Contract (North America) – Rail Car
V	Form of Benzene Sales Contract (Europe/Terneuzen)
W	Form of Caustic Soda Sales Contract (Europe)

ii

X	Form of Caustic Soda Sales Contract (Latin America) – Pipeline
Y	Form of Caustic Soda Sales Contract (Latin America) – Truck
Z	Form of Caustic Soda Sales Contract (North America)
AA	Form of Cell Effluent Sales Contract (Europe)
BB	Form of Cell Effluent Sales Contract (North America)
CC	Form of Chlorine Sales Contract (Europe)
DD	Form of Chlorine Sales Contract (North America)
EE	Form of Chlorine Sales Contract (North America) – Rail Car
FF	Form of Cumene Heavies Sales Contract (Europe/Terneuzen)
GG	Form of Epichlorohydrin Sales Contract (North America)
HH	Form of Ethylene Sales Contract (Europe/Stade)
II	Term Sheet for Ethylene Sales (North America)
JJ	Form of Crude Hydrogen Sales Contract (North America)
KK	Form of Incremental Chlorine / Cell Effluent (North America)
LL	Form of Methyl Chloride Sales Contract (Europe)
MM	Form of Methyl Chloride Sales Contract (North America)
NN	Form of Methylene Chloride Sales Contract (Europe)
OO	Form of Methylene Chloride Sales Contract (North America)
PP	Form of Perchloroethylene Sales Contract (Europe)
QQ	Form of Perchloroethylene Sales Contract (North America)
RR	Form of Phenol Sales Contract (North America)
SS	Form of Propylene Oxide Epichlorohydrin Sales Contract (Europe)
TT	Form of PO PDC to PerTet Sales Contract (Europe)
UU	Form of PO PDC to PerTet Sales Contract (North America)
VV	Form of Propane Sales Contract (Europe/Terneuzen)
WW	Form of Propylene Sales Contract (Europe/Stade)
XX	Form of Propylene Sales Contract (Europe/Terneuzen)
YY	Form of Propylene Sales Contract (North America)
ZZ	Form of Carbon Tet RCL to PerTet Sales Contract (North America)
AAA	Form of Telone Sales Contract (Europe)
BBB	Form of Trichloroethylene Sales Contract (Europe)
CCC	Form of Vinyl Chloride Monomer Sales Contract (North America)
DDD	Form of Vinylidene Chloride Sales Contract (North America)
EEE	Term Sheet for Contract Manufacturing Agreement – Wuhan, China

iii

SEPARATION AGREEMENT

SEPARATION AGREEMENT, dated as of March 26, 2015, between THE DOW CHEMICAL COMPANY, a Delaware corporation (“TDCC”) and BLUE CUBE SPINCO INC., a Delaware corporation (“Spinco”).

WHEREAS, TDCC, directly and indirectly, is engaged in the Business and its other businesses;

WHEREAS, Spinco is a newly-formed, wholly-owned direct subsidiary of TDCC;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, TDCC will, pursuant to a series of restructuring transactions, (a) cause the Transferred Assets and the Transferred JV Interests to be transferred to Spinco and the other Transferred Subsidiaries; and (b) cause the Assumed Liabilities to be assumed by Spinco or the other Transferred Subsidiaries (such transactions, collectively, the “Internal Separation”);

WHEREAS, following the Internal Separation and prior to the Distribution, Spinco will incur the New Debt;

WHEREAS, TDCC will distribute (the “Distribution”) all of the issued and outstanding shares of Spinco’s common stock, $0.001 par value per share (“Spinco Common Stock”) to holders of TDCC’s common stock (“TDCC Stockholders”), $2.50 par value per share (“TDCC Common Stock”) (a) without consideration on a pro rata basis (the “One-Step Spin-Off”); (b) by way of an offer to exchange shares of Spinco Common Stock for outstanding shares of TDCC Common Stock (the “Exchange Offer”) (followed by any Clean-Up Spin-Off); or (c) a combination of a One-Step Spin-Off and an Exchange Offer (followed by any Clean-Up Spin-Off);

WHEREAS, pursuant to the Agreement and Plan of Merger, dated March 26, 2015 (the “Merger Agreement”), among TDCC, Spinco, Olin Corporation, a Virginia corporation (“Parent”), and Blue Cube Acquisition Corp., a Delaware corporation (“Merger Sub”), immediately following the Distribution, Merger Sub will merge with and into Spinco (the “Merger”), and all shares of Spinco Common Stock will be converted into shares of common stock of Parent, upon the terms and subject to the conditions of the Merger Agreement;

WHEREAS, the parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Section 368(a) of the Code; and

WHEREAS, the parties hereto intend that, for U.S. federal income Tax purposes, the contribution (as part of the Separation) by TDCC of all of its ownership interests in a newly-formed Delaware limited liability company and Blue Cube Holding LLC, a Delaware limited liability company, to Spinco in exchange for additional Spinco Common Stock, the Spinco Securities (or, as further described in Section 7.08(e)(ii)(B) of the Merger Agreement, an amount in cash equal to the Above Basis Amount), and the Special Payment (the “Contribution”) and the Distribution, taken together, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code and that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01     Certain Defined Terms.  For purposes of this Agreement:

“Above Basis Amount” means $2,030,000,000, (a) minus the Below Basis Amount; (b) if the Estimated Working Capital Amount exceeds the Target Working Capital Amount, plus such excess; and (c) if the Target Working Capital Amount exceeds the Estimated Working Capital Amount, minus such excess; subject to adjustment as set forth in Section 2.04(d) of the Merger Agreement.

“Action” means any claim, action, suit, inquiry, proceeding or investigation by or before any Governmental Authority or arbitral tribunal.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” means this Separation Agreement between the parties hereto (including the Dow Disclosure Letter) and all amendments hereto made in accordance with the provisions of Section 8.08.

“Assumed HR Liabilities” has the meaning set forth in the Employee Matters Agreement.

“Assumed Liabilities” means (a) all Liabilities of Dow, to the extent arising out of, or relating to, the conduct of the Business, the DCP Group, or the Transferred Assets, in each case on or after the Distribution Date and including all Post-Distribution Product Liabilities; (b) all Liabilities of Dow to the extent arising under, or relating to, the Transferred Contracts or the Partially Transferred Contracts (other than (i) Retained Accounts Payable; and (ii) Liabilities of Dow resulting from the material breach by Dow prior to the Distribution Date of any Transferred Contract or Partially Transferred Contract); (c) all Liabilities of Dow arising from, or relating to, any Action against Dow or the Business arising from, or relating to, the conduct of the Business, the DCP Group or the Transferred Assets, in each case, on or after the Distribution Date; (d) all of the Assumed HR Liabilities; (e) all Spinco Environmental Liabilities; (f) all Liabilities that are reflected in the Final Working Capital Statement, whenever arising; (g) all Liabilities arising under the New Debt; (h) all Liabilities of Dow arising from, or relating to, the Dow Credit Support Instruments; and (i) all other Liabilities identified on Schedule 1.01(a), but excluding all Liabilities in respect of indebtedness of the JV Entity for borrowed money in excess of the applicable amount set forth on Schedule 1.01(a).

“Below Basis Amount” means $875 million; unless, pursuant to a written notice delivered to Spinco at least 20 Business Days prior to the anticipated Distribution Date, TDCC elects to increase or reduce the Below Basis Amount by the amount specified in such notice after considering in good faith the estimated adjusted Tax bases of the Transferred Assets and the estimated amount of Assumed Liabilities; provided, that in no event shall TDCC increase the Below Basis Amount to more than $1,050 million without the written consent of Parent.

“Business” means, collectively, (a) the Transferred CAV Business; (b) the Transferred Epoxy Business; (c) the Transferred GCO Business; and (d) solely for the purposes of this Agreement, the Merger Agreement and the Intellectual Property License Agreement, the JV Business.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

“Business Employee” has the meaning set forth in the Employee Matters Agreement.

“Closing Date” shall have the meaning set forth in the Merger Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Confidentiality Agreement” shall have the meaning set forth in the Merger Agreement.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or otherwise.

“Conveyance Taxes” means any sales, use, transfer, conveyance, ad valorem, stamp, stamp duty, recording or other similar tax, fee or charge imposed by any Governmental Authority upon the sale, transfer or assignment of real, personal, tangible or intangible property or any interest therein pursuant to the transactions contemplated by this Agreement, or upon the recording of any such sale, transfer or assignment, together with any interest, additions or penalties in respect thereof.

“DCP Group” means the Transferred Subsidiaries and, after the transfer of the Transferred JV Interests to a Parent Entity, the JV Entity.

“Debt Exchange” shall have the meaning set forth in the Merger Agreement.

“Delayed JV Closing Assets” means the assets identified on Schedule 1.01(b).

“Disclosure Letters” shall have the meaning set forth in the Merger Agreement.

“Distribution Date” means the date on which the Distribution is consummated.

“Dow” means, collectively, TDCC and its Subsidiaries.  For the purposes of the following definitions contained in this Section 1.01, “Dow” shall also include the JV Entity:  “Assumed Liabilities”, “Dow Environmental Liabilities”, “Excluded Liabilities” and “Spinco Environmental Liabilities”.

“Dow Credit Support Instruments” means all obligations of a Retained Dow Entity under any contract, instrument or other commitment, arrangement or other obligation in existence as of the Distribution Date to the extent relating to the Business (excluding any Excluded Liabilities) for which such Retained Dow Entity is or may be liable as guarantor, original tenant, primary obligor, person required to provide financial support or collateral in any form whatsoever, or otherwise (including by reason of performance guarantees), including those obligations arising under the instruments that are set forth on Schedule 1.01(c), but excluding guarantees or other financial support obligations in respect of indebtedness for borrowed money (other than indebtedness of the JV Entity).

“Dow Disclosure Letter” means the confidential letter delivered by TDCC to Spinco immediately prior to the execution of this Agreement.

“Dow Entity” means TDCC or any of its Subsidiaries.

“Dow Environmental Liabilities” means any Liability to the extent relating to, or arising out of, (a) any Releases of Hazardous Materials prior to the Distribution Date (i) by Dow or, during the period of any lease by Dow prior to the Distribution Date, by any third party, in each case at, in, on or from any Transferred Leased Real Property, Transferred Facility located thereon, Transferred Appurtenant Real Property or Leased Rail Car or (ii) by Dow at, in, on or from any Owned Rail Car; (b) any Releases of Hazardous Materials prior to the Distribution Date at, in, on or from any Retained Site, JV Real Property or Transferred Owned Real Property (or any Transferred Facility located on any such property); (c) any Releases of Hazardous Materials, whether prior to, on or after the Distribution Date, at any third-party site to which such Hazardous Materials were sent for treatment or disposal prior to the Distribution Date from any Retained Site (or any Transferred Facility located thereon), by Dow from any Transferred Leased Real Property or Transferred Owned Real Property (or any Transferred Facility located on either such property), Transferred Appurtenant Real Property or by the JV Entity from any JV Real Property; (d) any human exposure to Hazardous Materials occurring prior to, on or after the Distribution Date, to the extent such Hazardous Materials were Released prior to the Distribution Date, at, in, on or from any Retained Site, JV Real Property or Transferred Owned Real Property (or any Transferred Facility located on any such property) or, in connection with Dow’s operation of the Business (or in connection with a Release, during the period of such operation), at, in, on or from any Transferred Leased Real Property, Transferred Facility located thereon, or Transferred Appurtenant Real Property, and any human exposure to any Hazardous Material occurring prior to, on or after the Distribution Date, to the extent such Hazardous Materials were included in any product or material sent or distributed from, prior to the Distribution Date, a Retained Site or Transferred Owned Real Property (or any Transferred Facility located on either such property) or by Dow from any Transferred Leased Real Property, Transferred Facility located thereon, or Transferred Appurtenant Real Property; (e) any violation of or noncompliance with Environmental Laws or Environmental Permits occurring or existing prior to the Distribution Date (i) in connection with the Business or any Tangible Property or Owned Rail Car, (ii) at any Retained Site or Transferred Owned Real Property (or any Transferred Facility located on either such property) or (iii) by Dow at any Transferred Leased Real Property, Transferred Facility located thereon, Transferred Appurtenant Real Property, or in connection with any Leased Rail Car, including any continuation of any such violation or noncompliance, for up to one hundred fifty (150) days subsequent to the Distribution Date, which Spinco discovers within such one hundred fifty (150) days and notifies TDCC thereof in accordance with Section 4.06 (provided, that, in no case shall any failure to discover such continuation during such period affect any Dow responsibility for the period of noncompliance prior to the Distribution Date); and (f) any Actions based upon any pre-Distribution Date violation of or pre-Distribution Date Liability under any Environmental Law or Environmental Permit (whether such violation or Liability was first identified prior to, on or after the Distribution Date) brought with respect to the Business, any Tangible Property, Transferred Owned Real Property or Retained Site (or any Transferred Facility located on either such property) or, with respect to Dow’s operation of the Business, at any Transferred Leased Real Property, or any Transferred Facility located thereon.

“Dow JV Interests” means the equity interests in the JV Entity owned, directly or indirectly, by TDCC as of the date hereof.

“Encumbrance” shall have the meaning set forth in the Merger Agreement.

“Employee Matters Agreement” means the Employee Matters Agreement, dated as of the date hereof, among TDCC, Spinco and Parent.

“Employee Records” means copies of all records relating to the employment of the Business Employees, except to the extent such records are prohibited from being transferred to the DCP Group or a Parent Entity by applicable Law.

“Environmental Law” means any Law, consent decree or judgment, in each case, relating to (a) pollution or the protection of the environment; or (b) human exposure to any Hazardous Material.

“Environmental Permit” means any permit, approval, identification number, registration, exemption or license that the Business is required to possess pursuant to any applicable Environmental Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” shall have the meaning set forth in the Merger Agreement.

“Excluded Assets” means Dow’s right, title and interest to any assets of Dow that are not Transferred Assets (other than, for the avoidance of doubt, the Transferred JV Interests and any rights of a Transferred Subsidiary under a Transaction Document), including the assets identified on Schedule 1.01(d).

“Excluded Claim” means all claims related to any Action that Dow has or may have against third parties in respect of the Business or any of the Transferred Assets, in each case to the extent such claim is arising from, or relating to, the conduct of the Business prior to the Distribution Date, including all Liabilities arising out of and in connection with the Actions identified on Annex I to Schedule 1.01(d).

“Excluded Liabilities” means all of the Liabilities of Dow that are not Assumed Liabilities, including all Dow Environmental Liabilities and any Taxes for which Dow is liable under the Tax Matters Agreement.

“Final Working Capital Statement” means the final and binding statement prepared pursuant to Schedule 5.01 setting forth the Working Capital Amount.

“Goodwill” means the goodwill of Dow associated with, or attributable to, the Business.

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency, commission or any court of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Ground Lease” means a Ground Lease (or jurisdictional equivalent) relating to a Retained Site, to be entered into by a Retained Dow Entity and a Transferred Subsidiary in substantially the form attached hereto as Exhibit I.

“Group” means the Retained Dow Entities or the DCP Group, as the context requires.

“Hazardous Material” means (a) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls; and (b) any other chemicals, materials or substances defined or regulated as toxic or hazardous or as a contaminant under any applicable Environmental Law.

“Indemnified Party” means a Dow Indemnified Party or a Spinco Indemnified Party, as the case may be.

“Indemnifying Party” means TDCC pursuant to Section 4.02 or Spinco pursuant to Section 4.03, as the case may be.

“Initial Working Capital Statement” means a statement prepared pursuant to Schedule 5.01 setting forth TDCC’s determination of the Working Capital Amount.

“Intellectual Property” means all rights in the following in any jurisdiction throughout the world:  (a) patents and patent applications; (b) trademarks, service marks, trade names, trade dress and Internet domain names, together with the goodwill associated therewith; (c) copyrights, including copyrights in computer software; (d) registrations and applications for registration of any of the foregoing under clauses (a) – (c) of this definition; (e) trade secrets, including, to the extent the following constitute trade secrets under applicable Law, know-how, formulae, methods, techniques, processes, and confidential and proprietary information; and (f) intellectual property rights in inventions.

“Intellectual Property License Agreement” means the license agreement to be executed by TDCC, Dow Global Technologies LLC, Union Carbide Corporation, Union Carbide Chemicals & Plastics Technology LLC and a Transferred Subsidiary, pursuant to which Retained Dow Entities grant a license to use certain Intellectual Property of Dow, in substantially the form attached hereto as Exhibit D.

“Interest Rate” means an interest rate equal to one (1) month LIBOR interest for the currency invoiced, as fixed by the ICE Benchmark Administration on the last Business Day of the month preceding the date on which payment was due, plus five percentage (5%) points, but in no case higher than the maximum rate permitted by applicable Law.

“JV Business” means the business of the JV Entity.

“JV Entity” means Dow-Mitsui Chlor-Alkali LLC, a Delaware limited liability company.

“JV LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Dow-Mitsui Chlor-Alkali LLC, dated as of March 29, 2011, between TDCC and the JV Partner.

“JV Partner” means Mitsui & Co. Texas Chlor-Alkali, Inc., a Delaware corporation.

“JV Real Property” means the real property owned or leased by the JV Entity.

“JV Transfer Requirement” means, (a) with respect to the Transferred JV Interests, all consents of or approvals or waivers by all applicable third parties and Governmental Authorities (including the expiry or termination of any applicable waiting period, and any extension thereof) and any similar requirements for the transfer of the Transferred JV Interests to a Transferred Subsidiary or a Parent Entity; and (b) (i) the JV Guarantee Release (as defined in the Merger Agreement); or (ii) the waiver by TDCC (in its sole and absolute discretion) of the JV Guarantee Release.

“Law” means any federal, national, foreign, supranational, state, provincial or local statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Leased Rail Cars” means the rail cars leased by Dow and identified on Schedule 1.01(e).

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or unaccrued, fixed or variable, known or unknown, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, lease, agreement, arrangement, commitment or undertaking.

“Local Conveyances” means the asset transfer agreements, share transfer agreements, bills of sale, deeds, assignment and assumption agreements and other documents between a Retained Dow Entity, on the one hand, and one or more Transferred Subsidiaries, on the other hand, pursuant to which (i) Transferred Assets, Transferred JV Interests and Assumed Liabilities will be transferred to, or assumed by, the relevant Transferred Subsidiary; and (ii) Excluded Assets and Excluded Liabilities will be retained, transferred to, or assumed by, the relevant Retained Dow Entity.

“Neutral Accountant” means Grant Thornton LLP (or another recognized firm with expertise in accounting matters reasonably acceptable to TDCC and Parent).

“Objection Deadline Date” means the date that is 45 days after delivery by TDCC to Spinco of the Initial Working Capital Statement.

“Owned Rail Cars” means the rail cars identified on Schedule 1.01(f).

“Parent Entity” means any of Parent or any of its Affiliates, and at or after the Distribution, the DCP Group, or any Affiliate of a member of the DCP Group.

“Partially Transferred Contracts” means, to the extent they relate to the Business, all contracts, commitments and other agreements (other than the Excluded Assets identified on Schedule 1.01(d)) (a) to which a Dow Entity is a party; and (b) that relate both to the Business and to one or more other businesses of Dow, including the contracts, commitments and other agreements identified on Schedule 1.01(g).

“Partner JV Interests” means the equity interests in the JV Entity owned, directly or indirectly, by the JV Partner as of immediately prior to the date hereof.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Post-Distribution Product Liabilities” means any Liability relating to, or arising out of, the products or inventory of the Business or the Parent Entities, including such products’ and inventories’ manufacture, design, development, testing, importation, distribution, delivery, transport, storage, ownership, possession, marketing, labeling, packaging, sale, purchase, consignment or leasing, in each case, to the extent manufactured, sold or distributed on or after the Distribution Date.

“Pre-Distribution Date Period” means any taxable period ending prior to the Distribution Date.

“Record Date” means the time and date to be determined by the TDCC Board as the record date for determining TDCC Stockholders entitled to receive shares of Spinco Common Stock in the Distribution, to the extent the Distribution is effected through a One-Step Spin-Off, or in connection with any Clean-Up Spin-Off.

“Record Holders” means the TDCC Stockholders of record on the Record Date (excluding treasury shares held by TDCC and any shares of TDCC Common Stock otherwise held by a Dow Entity).

“Registered” means issued by, registered or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon, from, or migrating through, within or into, the air or any soil, sediment, subsurface strata, surface water or groundwater, natural resources or structure.

“Remedial Action” means any action required to investigate, clean up, remove or remediate, or conduct remedial, responsive, monitoring or corrective actions with respect to, any presence or Release of Hazardous Materials.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, agents and advisors.

“Retained Dow Entity” means any Dow Entity that is neither a JV Entity nor a Transferred Subsidiary.

“Retained Sites” means the land underlying certain of the Transferred Facilities and identified on Schedule 1.01(h), which land will, from and after the Distribution, be leased by a Retained Dow Entity to a Parent Entity pursuant to a Ground Lease or jurisdictional equivalent.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Separation” means, together, the Contribution, the receipt of the Spinco Consideration, and the Distribution.

“Special Payment” means an amount equal to the Below Basis Amount.

“Spinco Commitment Letter” shall have the meaning set forth in the Merger Agreement.

“Spinco Environmental Liabilities” means any Liability to the extent relating to, or arising out of, (a) any Releases of Hazardous Materials first occurring on or after the Distribution Date (i) at, in, on or from any Transferred Owned Real Property (or any Transferred Facility located thereon) or (ii) by a Parent Entity (or any of its successors or assigns) at, in, on or from any Retained Site or Transferred Owned Real Property (or any Transferred Facility located thereon) or Owned Rail Car; (b) any Releases of Hazardous Materials first occurring on or after the Distribution Date (i) by a Parent Entity or, during the period of any lease by a Parent Entity after the Distribution Date, by any third party, in each case at, in, on or from any Transferred Leased Real Property, Transferred Facility located thereon, Transferred Appurtenant Real Property or Leased Rail Car or (ii) by the JV Entity at, in, on or from the JV Real Property; (c) any Releases of Hazardous Materials on or after the Distribution Date at any third-party site to which such Hazardous Materials were sent for treatment or disposal on or after the Distribution Date (i) by a Parent Entity (or any of its successors or assigns) from any Transferred Leased Real Property, Transferred Owned Real Property, any Retained Site (or any Transferred Facility located on any such property), or Transferred Appurtenant Real Property or (ii) by the JV Entity from any JV Real Property; (d) any human exposure to Hazardous Materials first occurring on or after the Distribution Date, but only to the extent such Hazardous Materials were first Released on or after the Distribution Date, at any Transferred Owned Real Property, or any Transferred Facility located thereon or, in connection with a Parent Entity’s (or any of its successors or assigns) operations thereon, at any Retained Site or any Transferred Facility located thereon, any Transferred Leased Real Property or any Transferred Appurtenant Real Property or, in connection with the JV Entity’s operation thereon, at the JV Real Property, and any human exposure to any Hazardous Material included in any product manufactured at, or material sent or distributed from, on or after the Distribution Date, (i) any Transferred Leased Real Property or Transferred Owned Real Property, or any Transferred Facility located on either such property; or (ii) by a Parent Entity (or any of its successors or assigns) from any Retained Site or any Transferred Facility located thereon, or any Transferred Appurtenant Real Property; (e) any violation of or noncompliance with Environmental Laws or Environmental Permits occurring on or after the Distribution Date (i) in connection with the Business or any Tangible Property or Transferred Owned Real Property (or any Transferred Facility located thereon), (ii) by a Parent Entity (or any of its successors or assigns) at any Retained Site or any Transferred Facility located thereon, any Transferred Leased Real Property or any Transferred Appurtenant Real Property or (iii) by a Parent Entity (or any of its successors or assigns) in connection with any Leased Rail Car or Owned Rail Car; and (f) any Actions based upon any post-Distribution Date violation of or post-Distribution Date Liability under any Environmental Law or Environmental Permit brought with respect to any Transferred Owned Real Property, or any Transferred Facility located on either such property, or, with respect to a Parent Entity’s (or any of such entity’s successors or assigns) operations thereon, at any Retained Site or any Transferred Facility located thereon, any Transferred Leased Real Property or any Transferred Appurtenant Real Property, in each of clauses (a) through (e), except for any Dow Environmental Liabilities or any post-Distribution Date environmental obligation specifically imposed on Dow in any of the Transaction Documents; provided, that notwithstanding anything to the contrary in this Agreement, under no circumstances shall the Spinco Environmental Liabilities include, or shall any Parent Entity otherwise have any obligation hereunder with respect to, any Liability relating to, or arising out of, any Releases of Hazardous Materials, human exposure to Hazardous Materials, or violation or noncompliance with Environmental Laws or Environmental Permits, in each case, at, in, on or from any Retained Site, or any Transferred Facility located thereon, and first occurring after the date that any Parent Entity’s right to use and occupy the Transferred Facility, including under the terms and conditions of any Ground Lease, terminates and after such Parent Entity has ceased using or occupying such Transferred Facility.

“Spinco Financial Statements” shall have the meaning set forth in the Merger Agreement.

“Spinco Securities” means notes or, at the option of TDCC, loans issued by (or incurred by, as the case may be) Spinco to TDCC in a principal face amount equal to the Above Basis Amount (subject to gross up to account for applicable underwriting or other fees that are customary for similar transactions), in accordance with Section 2.03(c)(ii), which notes or loans, as the case may be, shall (unless otherwise agreed by TDCC and Parent): (a) be unconditionally guaranteed, after consummation of the Merger, by Parent; (b) have a maturity date of at least eight (8) years and be non-callable and not prepayable for a period of five (5) years and thereafter shall be callable or prepayable on terms customary for the applicable instrument (including, for the avoidance of doubt, at declining premium above principal face amount); (c) have an interest rate (payable only in cash and not in kind) and commensurate with the then-prevailing market interest rate for companies of comparable creditworthiness, but in any event the total per annum interest rate on the Spinco Securities shall not exceed the Total Cap; (d) have customary covenants and other terms for comparable debt securities (or loans, as the case may be) in light of then-prevailing market conditions for issuers and borrowers of comparable creditworthiness; (e) include a basket permitting Parent to continue to declare and pay its regular quarterly dividend; and (f) otherwise be (x) in the case of notes, in form and substance, and subject to an indenture, customary for senior unsecured debt offerings made under Rule 144A under the Securities Act; or (y) in the case of loans, in form and substance, and subject to a credit agreement, customary for senior unsecured term loan facilities, as the case may be.

“Subsidiary” of any Person means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, which is controlled by such Person.

“Tag Event” means the exercise by the JV Partner of its right to accept the Dow Offer (as defined in the JV LLC Agreement) pursuant to Section 7.10(c) of the JV LLC Agreement.

“Tangible Property” means (i) the tangible machinery, equipment, infrastructure, vehicles, wires and other tangible property that is owned, leased or licensed by Dow and primarily related to the Business and, in the case of tangible property owned, leased or licensed by Dow and primarily used by the Business at the Transferred Leased Real Property, at the Transferred Owned Real Property or at the Transferred Facilities, fixtures, in each case, excluding real property (other than fixtures); and (ii) the assets identified on Schedule 1.01(i).

“Target Working Capital Amount” means $203,900,000.

“Tax” or “Taxes” means all income, capital gain, gross receipts, windfall profits, severance, property, production, license, excise, net worth, franchise, capital, employment, withholding, social security contributions and other taxes, duties, fees, charges or imposts, however denominated, together with any interest, additions or penalties in respect thereof, imposed by any Taxing Authority (but excluding any Conveyance Taxes).

“Tax Matters Agreement” means the Tax Matters Agreement, dated as of the date hereof, among TDCC, Spinco and Parent.

“Taxing Authority” means any Governmental Authority that is responsible for the administration or imposition of any Tax or Conveyance Tax, including any federal, national, international, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission and any court, tribunal or judicial or arbitral body empowered to issue binding decisions.

“TDCC Board” means the Board of Directors of TDCC.

“Trademark License Agreement” means the license agreement to be executed by TDCC and a Transferred Subsidiary, pursuant to which TDCC grants a license to use certain trademarks of Dow, in substantially the form attached hereto as Exhibit G.

“Transaction Documents” means this Agreement, the Merger Agreement, the Local Conveyances and each of the documents identified on Schedule 1.01(j).

“Transferred Accounts Receivable” means all accounts receivable arising in connection with the conduct of the Business, that are transferred to a Transferred Subsidiary or Parent Entity on or prior to the Distribution Date.

“Transferred Appurtenant Real Property” means, with respect to the Transferred Leased Real Property, the Transferred Owned Real Property or the Transferred Facilities, all of the easements, rights-of-way, servitudes and similar rights (or any applicable portion thereof) including with respect to facilities, equipment and other infrastructure used in the production, processing or movement of brine, in each case that are primarily related to, or material to, the operation of the Business and related to such Transferred Leased Real Property, Transferred Owned Real Property or Transferred Facilities.

“Transferred Assets” means, subject to Section 2.01(d), all of Dow’s right, title and interest in and to the following assets:  (a) the Transferred Leased Real Property, the Transferred Owned Real Property, the Transferred Facilities, the Transferred Appurtenant Real Property and the leasehold estate in and to the Retained Sites; (b) the Transferred Intellectual Property; (c) the Tangible Property; (d) the Owned Rail Cars; (e) the Transferred Inventory; (f) the Transferred Contracts and the Partially Transferred Contracts; (g) the Transferred Accounts Receivable; (h) the Transferred Permits; (i) the Transferred Records; (j) the Transferred Information; (k) the Goodwill; (l) any assets that transfer to the Parent, the Transferred Subsidiaries or any of their Affiliates pursuant to the Employee Matters Agreement; and (m) all other assets and properties reflected on the Final Working Capital Statement, in the case of each of clauses (a) – (l) above, excluding the Excluded Assets identified on Schedule 1.01(d).

“Transferred CAV Business” means the chlor-alkali and chlor-vinyl business as operated at or in respect of the Transferred Facilities located at Freeport, Texas; Plaquemine, Louisiana; and Russellville, Arkansas (which business produces chlorine, caustic soda, ethylene dichloride, vinyl chloride monomer and, solely to the extent they are byproducts from the production of the foregoing products, hydrochloric acid and hydrogen), and the development, production, distribution, marketing, research into, and sale of such products, in each case, as conducted by a Dow Entity and excluding any Excluded Assets identified on Schedule 1.01(d).

“Transferred Contracts” means all contracts, commitments, leases and other agreements (other than the Excluded Assets identified on Schedule 1.01(d)) to which a Dow Entity is a party and that relate primarily to the Business, including the contracts, commitments, leases and other agreements identified on Schedule 1.01(k).

“Transferred Epoxy Business” means the epoxy business as operated at, or in respect of, the Transferred Facilities located at Baltringen, Germany; Freeport, Texas; Gumi, South Korea; Guarujá, Brazil; Pisticci, Italy; Roberta, Georgia; Rheinmünster, Germany; Stade, Germany; Terneuzen, the Netherlands; and Zhangjiagang, China (which business produces acetone, cumene, phenol, allyl chloride, epichlorohydrin, bisphenol A, novolac resins, liquid epoxy resins, advanced epoxy resins, epoxy novolac resins, and amine and polyphenolic hardeners for epoxy resins), and the development, production, distribution, marketing, research into, and sale of such products, in each case, as conducted by a Dow Entity and excluding any Excluded Assets identified on Schedule 1.01(d).

“Transferred Facilities” means the facilities, buildings, structures and other improvements that are (a) located at the Transferred Sites and at the Retained Sites; and (b) identified on Schedule 1.01(l).

“Transferred GCO Business” means the chlorinated organics business as operated at, or in respect of, the Transferred Facilities located at Freeport, Texas; Plaquemine, Louisiana; and Stade, Germany (which business produces perchloroethylene, trichloroethylene, vinylidene chloride, methyl chloride, methylene chloride, carbon tetrachloride, 1,1,2-trichloroethane, trichloromethane, 1,1,2,3-tetrachloropropylene, 1,1,3,3-tetrachloropropylene and other chlorinated propanes and propylenes used as hydrofluoro-olefins (4th generation) refrigerant feedstocks, in each case, with or without stabilizers added), and the development, production, distribution, marketing, research into, and sale of such products, in each case, as conducted by a Dow Entity and excluding any Excluded Assets identified on Schedule 1.01(d).

“Transferred Information” means sales and promotional literature, customer lists and other sales-related materials, in each case, to the extent used or held for use in the Business and in the possession of Dow; provided, that TDCC may redact any information not related to the Business and, subject to Section 7.14 of the Merger Agreement, may retain a copy of any Transferred Information.

“Transferred Intellectual Property” means all Intellectual Property owned by Dow that is exclusively related to the Business, including the Registered Intellectual Property identified on Schedule 1.01(m).

“Transferred Inventory” means the inventories of raw materials, packaging materials, semi-finished and finished goods, purchased supplies, other supplies and spare parts and materials used for maintaining production machinery and equipment, in each case, (a) to the extent such inventories are held by Dow for use in the Business; and (b) other than with respect to spare parts and materials used for maintaining production machinery and equipment, to the extent such inventories are transferred to a Transferred Subsidiary on or prior to the Distribution Date.

“Transferred JV Interests” means the Dow JV Interests; provided, that if there is a Tag Event prior to the Distribution Date, “Transferred JV Interests” means, collectively, the Dow JV Interests and the Partner JV Interests.

“Transferred Leased Real Property” means the real property leased by a Dow Entity, as tenant, under the agreements identified on Schedule 1.01(n).

“Transferred Owned Real Property” means the real property identified on Schedule 1.01(o).

“Transferred Permits” means the Environmental Permits and all other permits, licenses, agreements and authorizations issued or granted by any Governmental Authority, including any pending applications therefor, to the extent used or held for use exclusively in connection with the Business.

“Transferred Records” means all books of account, financial records, invoices, shipping records, supplier lists, Tax records or copies thereof to the extent they relate exclusively to the Transferred Subsidiaries or the JV Entity, minute books, stock ledgers, correspondence and other documents, records and files, to the extent related to the Business, the Transferred Subsidiaries or the JV Entity, and the Employee Records; provided, that TDCC may redact information not related to the Business from the Transferred Records prior to the delivery of the Transferred Records to a Transferred Subsidiary and, subject to Section 7.14 of the Merger Agreement, may retain a copy of any Transferred Records.

“Transferred Sites” means the Transferred Owned Real Property and Transferred Leased Real Property that are identified on Schedule 1.01(p).

“Transferred Subsidiaries” means each of Spinco, the limited liability companies that TDCC will contribute to Spinco pursuant to this Agreement and their respective Subsidiaries, excluding the JV Entity.

“Unresolved Objections” means the objections set forth in the Notice of Disagreement delivered to TDCC pursuant to Section 5.01(d) that remain unresolved pursuant to Section 5.01(e)(iii).

“Working Capital Amount” means the amount determined in accordance with Schedule 5.01 as of close of business on the day immediately prior to the Distribution Date.

Section 1.02     Other Defined Terms.  The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Location of Definition

Clean-Up Spin-Off	§ 3.02(c)
Contribution	Recitals
Delayed JV Closing	§ 2.01(e)
Delayed JV Closing Date	§ 2.01(e)
Disputed Items	§ 5.01(d)
Distribution	Recitals
Dow Indemnified Party	§ 4.03
Environmental Deminimis	§ 4.09(e)
Environmental Losses	§ 4.09(d)
Estimated Working Capital Amount	§ 5.01(a)
Exchange Offer	Recitals
Existing Stock	§ 6.05(b)
Internal Separation	Recitals
Losses	§ 4.02
Merger	Recitals
Merger Agreement	Recitals
Merger Sub	Recitals
New Debt	§ 2.03(a)
Notice of Acceptance	§ 5.01(d)
Notice of Disagreement	§ 5.01(d)
One-Step Spin-Off	Recitals
Overpayment	§ 5.01(f)(ii)
Parent	Recitals
Rail Car Marks	§ 6.05(f)
Releasees	§ 4.01(a)
Retained Accounts Payable	Schedule 5.01
Retained Names and Marks	§ 6.05(a)
Spinco	Preamble
Spinco Common Stock	Recitals
Spinco Consideration	§ 2.03(c)
Spinco Indemnified Party	§ 4.02
Spinco Registration Statement	§ 3.04(a)
TDCC	Preamble
TDCC Common Stock	Recitals
TDCC Stockholders	Recitals
Third-Party Claim	§ 4.06(b)
Total Cap	Schedule 1.01(q)
Underpayment	§ 5.01(f)(i)

Section 1.03     Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)      (i) when a reference is made in this Agreement to an Article, Section, or Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Agreement; and (ii) when a reference is made in this Agreement to a Schedule, such reference is to a Schedule included in the Dow Disclosure Letter;

(b)      the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)      whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)      the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)      all terms defined in this Agreement have the defined meanings when used in any certificate or other document delivered or made available pursuant hereto, unless otherwise defined therein;

(f)      where used with respect to information, the phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant parties or their respective Representatives, including, in the case of “made available” to Parent or Merger Sub, material that has been posted in a “data room” (virtual or otherwise) established by or on behalf of TDCC or Spinco; including further, in the case of “made available” to TDCC or Spinco, material that has been posted in a “data room” (virtual or otherwise) established by or on behalf of Parent or Merger Sub;

(g)      references to “day” or “days” are to calendar days;

(h)      the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(i)      references to a Person are also to its successors and permitted assigns;

(j)      when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day; and

(k)      references to sums of money are expressed in lawful currency of the United States of America, and “$” refers to U.S. dollars.

ARTICLE II

SEPARATION AND CONTRIBUTION

Section 2.01     Transfer of Assets; Assumption of Liabilities.

(a)           Transfer of Assets.  On the terms and subject to the conditions set forth in this Agreement, on or prior to the Distribution Date, TDCC shall, and shall cause the applicable Retained Dow Entities to, assign, transfer, convey and deliver to a Transferred Subsidiary, (i) all of the Retained Dow Entities’ respective rights, title and interest in and to the Transferred Assets; and (ii) subject to Section 2.01(e) and free and clear of all Encumbrances, the Transferred JV Interests.

(b)           Assumption of Liabilities.  On the terms and subject to the conditions set forth in this Agreement, on or prior to the Distribution Date, TDCC shall, and shall cause the applicable Retained Dow Entities to, transfer to a Transferred Subsidiary, and Spinco shall, and shall cause the appropriate Transferred Subsidiary to, assume, perform, discharge and fulfill, in accordance with their respective terms, all of the Assumed Liabilities.

(c)           Local Conveyances.  In furtherance of the assignment, transfer, conveyance and delivery of the Transferred Assets and, subject to Section 2.01(e), the Transferred JV Interests and the assumption of the Assumed Liabilities, TDCC shall, and shall cause the applicable Retained Dow Entities and Transferred Subsidiaries to, execute and deliver Local Conveyances as and to the extent necessary to evidence (i) the assignment, transfer, conveyance and delivery of all of TDCC’s and the Retained Dow Entities’ right, title and interest in and to the Transferred Assets and the Transferred JV Interests to the Transferred Subsidiaries; (ii) the valid and effective assumption of the Assumed Liabilities by the applicable Transferred Subsidiary; and (iii) the retention or, to the extent applicable, the assignment, transfer, conveyance and delivery of the Excluded Assets to, and the retention or, to the extent applicable, assumption of the Excluded Liabilities by, the applicable Retained Dow Entity.

(d)           Assets and Liabilities Not Transferred.

(i)           Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign, directly or indirectly, any asset or to assume any Liability if an attempted direct or indirect assignment or assumption thereof, without the consent of a third party or approval of a Governmental Authority, would constitute a breach, default, violation or other contravention of the rights of such third party or Governmental Authority or of applicable Law until such time as the necessary consent or approval is obtained.

(ii)           If any direct or indirect transfer or assignment by any Retained Dow Entity to any Transferred Subsidiary, or any direct or indirect acquisition or assumption by any Transferred Subsidiary, of any interest in, or Liability, obligation or commitment under, any Transferred Asset or Assumed Liability as contemplated by this Agreement requires the consent of a third party or approval of a Governmental Authority (other than consents or approvals that are JV Transfer Requirements, which are addressed in Section 2.01(e)), then such transfer or assignment or assumption shall be made subject to such consent of a third party or approval of a Governmental Authority being obtained.  The parties hereto shall use their reasonable best efforts to obtain any third-party consent or approval of a Governmental Authority that is required in order to effect the transactions contemplated herein as soon as reasonably practicable.  The obligations set forth in the preceding sentence will terminate on the date that is two (2) years after the Distribution Date.

(iii)           If any third-party consent or approval of a Governmental Authority referred to in Section 2.01(d)(ii) is not obtained prior to the Distribution Date, the Distribution shall, subject to the satisfaction of the conditions set forth in Article III, nevertheless take place on the terms set forth herein, and the parties hereto shall use their reasonable best efforts to establish arrangements under which, on or prior to the Distribution Date, (A) the Transferred Subsidiaries shall obtain the economic claims, rights and benefits associated with the Transferred Asset or Assumed Liability with respect to which the third-party consent or approval of a Governmental Authority has not been obtained; (B) the Transferred Subsidiaries shall have dominion and control over the Transferred Assets and TDCC shall operate such Transferred Assets only as directed by the applicable Transferred Subsidiaries; and (C) from and after the Distribution Date, the Transferred Subsidiaries shall assume the economic burden with respect to the Transferred Asset or Assumed Liability with respect to which the third-party consent or approval of a Governmental Authority has not been obtained in accordance with this Agreement.

(iv)           If and when any such third-party consent or approval of a Governmental Authority is obtained after the Distribution, the assignment of the applicable Transferred Asset or assumption of the applicable Assumed Liability shall be promptly effected in accordance with the terms of this Agreement without the payment of additional consideration.

(v)           In the event that at any time prior to the date that is two (2) years after the Distribution Date, a party hereto becomes aware that a Retained Dow Entity possesses any Transferred Asset or is subject to an Assumed Liability, the parties hereto shall cause the prompt transfer of such Transferred Assets to a Transferred Subsidiary or the assumption of such Assumed Liability by a Transferred Subsidiary, in each case, without further consideration.

(vi)           In the event that at any time prior to the date that is two (2) years after the Distribution Date, a party hereto becomes aware that a Transferred Subsidiary possesses any Excluded Assets or is subject to an Excluded Liability, the parties hereto shall cause the prompt transfer of such Excluded Assets to a Retained Dow Entity or the assumption of such Excluded Liability by a Retained Dow Entity, in each case, without further consideration.

(e)           JV Transfer.

(i)           Notwithstanding anything to the contrary contained in this Agreement, in the event that the conditions set forth in Section 3.01 (other than conditions that by their nature are to be satisfied at the time of the Distribution, and other than conditions relating to any JV Transfer Requirements) have been satisfied, but a JV Transfer Requirement has not been satisfied, the Distribution and the Internal Separation shall occur other than with respect to the Transferred JV Interests and the Delayed JV Closing Assets.  The Transferred JV Interests and the Delayed JV Closing Assets shall not be transferred to a Transferred Subsidiary at or prior to the time of the Distribution unless subsequently transferred to a Parent Entity at a closing pursuant to Section 2.01(e)(iii) (a “Delayed JV Closing”, and the date of a Delayed JV Closing, the “Delayed JV Closing Date”).  Prior to the occurrence of the Delayed JV Closing, TDCC shall hold the Transferred JV Interests and the Delayed JV Closing Assets in trust for Spinco, and Spinco shall be entitled to all of the economic benefits, and shall bear all of the economic burdens, associated with the ownership of the Transferred JV Interests and the Delayed JV Closing Assets, including the right to receive distributions and dividends of cash, property or securities received and retained by Dow in its capacity as a holder of the Transferred JV Interests; provided, however, that Spinco shall have no right to vote, or direct the voting of, the Transferred JV Interests; provided, further, that nothing herein shall be deemed or interpreted to constitute a transfer of legal ownership in the JV Entity prior to the satisfaction of the JV Transfer Requirements.

(ii)           The parties hereto shall, and shall cause their respective Affiliates to, cooperate fully and use their reasonable best efforts to take such actions with respect to the JV Transfer Requirements as may be reasonably requested by a party hereto in order to permit the transfer of the Transferred JV Interests and the Delayed JV Closing Assets.  The obligations set forth in this Section 2.01(e)(ii) shall survive the Distribution.

(iii)           If, after the Distribution, all of the JV Transfer Requirements become satisfied, then the transfer of the Transferred JV Interests and the Delayed JV Closing Assets shall be effected and the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such documents and other instruments as may be reasonably necessary to transfer the Transferred JV Interests and the Delayed JV Closing Assets to a Transferred Subsidiary.

(iv)           TDCC shall, and shall cause its Affiliates to, comply with its obligations under the JV LLC Agreement, including Section 7.10 thereof (including with respect to the notice required to be sent under Section 7.10 of the JV LLC Agreement, which shall be sent as soon as reasonably practicable after the date hereof), in connection with the Internal Separation, the Separation, the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents.

Section 2.02     Partially Transferred Contracts; Permits.

(a)           The parties hereto shall use their reasonable best efforts to separate the Partially Transferred Contracts into separate contracts so that the Transferred Subsidiaries will be entitled to rights and benefits and shall be subject to the portion of Liabilities with respect to each Partially Transferred Contract to the extent related to the Business, and the Retained Dow Entities will have the rights and benefits and shall be subject to the portion of Liabilities with respect to each Partially Transferred Contract to the extent not related to the Business.  If the counterparty to any Partially Transferred Contract that is entitled under the terms of the Partially Transferred Contract to consent to the separation of the Partially Transferred Contract has not provided such consent or if the separation of a Partially Transferred Contract has not been completed as of the Distribution Date for any other reason, then the parties hereto shall use their reasonable best efforts to develop and implement arrangements to make the portion of the Partially Transferred Contract related to the Business available for use by, and for the benefit of, the Transferred Subsidiaries and to make the portion of the Partially Transferred Contract not related to the Business available for use by, and for the benefit of, the Retained Dow Entities.  If and when any such consent is obtained, the Partially Transferred Contract will be separated in accordance with this Section 2.02(a).  The obligations set forth in this Section 2.02(a) will terminate on the date that is two (2) years after the Distribution Date.  Spinco and TDCC shall share equally any costs related to separating the Partially Transferred Contracts.

(b)           Without limiting Section 2.01(d), TDCC shall use its reasonable best efforts to obtain or cause to be obtained, prior to the Distribution Date, on behalf of the Transferred Subsidiaries any Environmental Permits or other permits, licenses, approvals and authorizations issued or granted by any Governmental Authority and, with respect to any Transferred Sites (and any Transferred Facility located thereon) any emissions credits, allowances or rights that (i) are necessary to own or operate the Business from and after the Distribution Date; and (ii) are not Transferred Permits.  In the event that any such Environmental Permits or other permits, licenses, approvals and authorizations have not been obtained prior to the Distribution Date, TDCC and Spinco shall use their reasonable best efforts to develop and implement lawful arrangements under which Spinco shall obtain the benefit of any Environmental Permits held by Dow in connection with the ownership and operation of the Business following the Distribution.  The obligations set forth in this Section 2.02(b) will terminate on the date that is two (2) years after the Distribution Date.

Section 2.03     Financing Arrangements; Contribution.

(a)           On or prior to the Distribution Date, subject to Parent complying with its obligations under Section 7.08 of the Merger Agreement, Spinco shall enter into a definitive agreement or agreements providing for indebtedness in an aggregate principal amount of not less than the Below Basis Amount consisting of (i) debt securities on terms and conditions reasonably satisfactory to Parent after consultation with TDCC; or (ii) if and to the extent such debt securities are not issued for any reason in the Below Basis Amount, a credit facility on the terms and conditions set forth in the Spinco Commitment Letter or otherwise in accordance with Section 7.08 of the Merger Agreement (the “New Debt”).

(b)           Immediately prior to the Distribution, subject to Parent complying with its obligations under Section 7.08 of the Merger Agreement and the availability of the Financing or the Alternative Financing (each as defined in the Merger Agreement), as applicable, Spinco shall incur the New Debt and receive the net proceeds thereof.

(c)           Immediately prior to the Distribution, TDCC shall effect the Contribution.  In consideration for the Contribution, Spinco shall (i) issue to TDCC an additional 99,999,500 shares of Spinco Common Stock; (ii) as further described in Section 7.08(e) of the Merger Agreement, (A) issue to TDCC the Spinco Securities; or (B) pay to TDCC as a dividend the Above Basis Amount, in immediately available funds to one or more accounts designated by TDCC; and (iii) pay to TDCC as a dividend the Special Payment, in immediately available funds to one or more accounts designated by TDCC (together, the “Spinco Consideration”).

Section 2.04     Certain Resignations.  TDCC shall deliver, or cause to be delivered, (a) on or prior to the Distribution Date, resignations of each of the individuals who serves as a director of any of the Transferred Subsidiaries; and (b) on the later of the Distribution Date and the date on which the Transferred JV Interests are transferred to a Parent Entity, resignations of each of the individuals who serves as a director of the JV Entity and was appointed by Dow, in each case if requested by a Parent Entity prior to the applicable date referred to above.

ARTICLE III

THE DISTRIBUTION

Section 3.01     Conditions to the Distribution.  The obligations of TDCC pursuant to this Agreement to effect the Distribution shall be subject to the substantially simultaneous consummation of the transactions contemplated by Section 2.03 and the satisfaction or waiver by (a) TDCC and Parent, in the case of the conditions set forth in Section 8.01 of the Merger Agreement (other than the Distribution); and (b) TDCC, in the case of the conditions set forth in Section 8.03 of the Merger Agreement, in each case, on or prior to the Distribution Date (other than those conditions that, by their nature, are to be satisfied contemporaneously with the Distribution, but subject to the satisfaction or waiver by (i) TDCC and Parent, in the case of the conditions set forth in Section 8.01 of the Merger Agreement; and (ii) TDCC, in the case of the conditions set forth in Section 8.03 of the Merger Agreement); provided, that notwithstanding anything set forth in this Article III to the contrary, the parties hereto agree that the Distribution Date shall occur on the same date as the Closing Date.

Section 3.02     Form of the Distribution.

(a)           TDCC may elect, in its sole discretion, to effect the Distribution in the form of (i) a One-Step Spin-Off; (ii) an Exchange Offer (including any Clean-Up Spin-Off); or (iii) any combination of a One-Step Spin-Off and an Exchange Offer (including any Clean-Up Spin-Off).  All shares of Spinco Common Stock held by TDCC on the Distribution Date will be distributed to TDCC Stockholders in the manner determined by TDCC and in accordance with Section 3.02(e).

(b)           If TDCC elects to effect all or any portion of the Distribution in the form of a One-Step Spin-Off, the TDCC Board, in accordance with applicable Law, will establish (or designate Persons to establish) a Record Date and the Distribution Date and TDCC will establish appropriate procedures in connection with, and to effectuate in accordance with applicable Law, the Distribution.

(c)           If TDCC elects to effect all or any portion of the Distribution as an Exchange Offer, TDCC will determine the terms of such Exchange Offer, including the number of shares of Spinco Common Stock that will be offered for each validly tendered share of TDCC Common Stock, the period during which such Exchange Offer will remain open, the procedures for the tender and exchange of shares and all other terms and conditions of such Exchange Offer, in accordance with applicable Law.  In the event that the Exchange Offer is not fully subscribed, all shares of Spinco Common Stock held by TDCC on the Distribution Date that are not exchanged pursuant to the Exchange Offer (other than with respect to any shares of Spinco Common Stock comprising any portion of the Distribution effected as a One-Step Spin-Off) will be distributed as a dividend to TDCC Stockholders on a pro rata basis on the Distribution Date immediately following the consummation of the Exchange Offer and the Record Date for the Clean-Up Spin-Off shall be established as of such date in the same manner provided in Section 3.02(b) (the “Clean-Up Spin-Off”), so that, together with any shares of Spinco Common Stock comprising any portion of the Distribution effected as a One-Step Spin-Off, TDCC will be treated for U.S. federal income Tax purposes as having distributed all of the shares of Spinco Common Stock to the TDCC Stockholders.  The terms and conditions of any Clean-Up Spin-Off shall be as determined by TDCC in accordance with applicable Law.

(d)           TDCC, Spinco, or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payments under the Code or any provision of local or foreign Tax Law.  Any withheld amounts will be treated for all purposes of this Agreement as having been paid to the Persons otherwise entitled thereto.

(e)           Upon the consummation of the Distribution, TDCC will deliver to the Exchange Agent, a global certificate representing the Spinco Common Stock being distributed in the One-Step Spin-Off or exchanged in the Exchange Offer, as the case may be, for the account of the TDCC Stockholders that are entitled thereto.  Upon a Clean-Up Spin-Off, if any, TDCC will deliver to the Exchange Agent an additional global certificate representing the Spinco Common Stock being distributed in the Clean-Up Spin-Off for the account of the Record Holders that are entitled thereto.  The Exchange Agent will hold such certificate or certificates, as the case may be, for the account of the TDCC Stockholders pending the Merger, as provided in the Merger Agreement.  Immediately prior to, at and after the time of the Distribution, the shares of Spinco Common Stock will not be transferable and the Exchange Agent will not transfer any shares of Spinco Common Stock.  The Distribution will be deemed to be effective upon written authorization from TDCC to the Exchange Agent.

Section 3.03     Manner of the Distribution.

(a)           To the extent the Distribution is effected as a One-Step Spin-Off, subject to the terms thereof, in accordance with Section 3.02(e), each Record Holder will be entitled to receive for each share of TDCC Common Stock held by such Record Holder a number of shares of Spinco Common Stock equal to the total number of shares of Spinco Common Stock held by TDCC on the Distribution Date, multiplied by a fraction, the numerator of which is the number of shares of TDCC Common Stock held by such Record Holder and the denominator of which is the total number of shares of TDCC Common Stock outstanding on the Distribution Date (excluding treasury shares held by TDCC and any shares of TDCC Common Stock otherwise held by a Dow Entity).

(b)            To the extent the Distribution is effected as an Exchange Offer, subject to the terms thereof, in accordance with Section 3.02(e), each TDCC Stockholder may elect in the Exchange Offer to exchange a number of shares of TDCC Common Stock held by such TDCC Stockholder for shares of Spinco Common Stock in such quantities, at such an exchange ratio and subject to such other terms and conditions as may be determined by TDCC and set forth in the Spinco Registration Statement.  The terms and conditions of any Clean-Up Spin-Off will be as determined by TDCC, subject to the provisions of Section 3.03(a), mutatis mutandis.

(c)           None of the parties hereto, nor any of their Representatives, will be liable to any Person in respect of any shares of Spinco Common Stock (or dividends or distributions with respect thereto) that are properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 3.04     Actions Prior to Distribution.

(a)           Spinco will cooperate with TDCC to accomplish the Distribution, including in connection with the preparation of all documents and the making of all filings required in connection with the Distribution.  TDCC will be permitted to reasonably direct and control the efforts of the parties hereto in connection with the Distribution (including the selection of any investment bank or manager in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for TDCC), and Spinco will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things reasonably necessary to facilitate the Distribution as reasonably directed by TDCC in good faith.  Without limiting the generality of the foregoing, Spinco will, and will cause its Representatives to, as reasonably directed by TDCC in good faith, reasonably cooperate in and take the following actions:  (i) preparing and filing the registration under the Securities Act or the Exchange Act of Spinco Common Stock on an appropriate registration form or forms to be designated by TDCC (the “Spinco Registration Statement”); (ii) participating in meetings, drafting sessions, due diligence sessions, management presentation sessions and “road shows” in connection with the Distribution (including any marketing efforts), which participation shall be subject to, and may be concurrent with, any such activities required with respect to the Exchange Offer; (iii) furnishing to any dealer manager or other similar agent participating in the Distribution (A) “cold comfort” letters from independent public accountants in customary form and covering such matters as are customary for an underwritten public offering (including with respect to events subsequent to the date of financial statements included in any offering document); and (B) opinions and negative assurance letters of counsel in customary form and covering such matters as may be reasonably requested; and (iv) furnishing all historical and forward-looking financial and other pertinent financial and other information that is available to Spinco and is reasonably required in connection with the Distribution.

(b)           TDCC and Spinco will prepare and mail, prior to any Distribution Date, to the TDCC Stockholders, such information concerning Spinco, Parent, their respective businesses, operations and management, the Distribution and such other matters as TDCC will reasonably determine and as may be required by Law.  TDCC and Spinco will prepare, and Spinco will, to the extent required under applicable Law, file with the SEC any such documentation and any requisite no-action letters that TDCC determines are necessary or desirable to effectuate the Distribution and TDCC and Spinco will each use their reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.

(c)            TDCC and Spinco will take all such action as may be necessary or appropriate under the securities or blue sky Laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

(d)           Upon satisfaction of the conditions set forth in Section 3.01, TDCC shall effect the Distribution on the Distribution Date.

ARTICLE IV

MUTUAL RELEASE; INDEMNIFICATION

Section 4.01     Mutual Release.

(a)           Effective as of the time of the Distribution and except as otherwise specifically set forth in this Agreement (including Section 4.01(b)) or in any of the other Transaction Documents, each of TDCC, on behalf of itself and each of the Retained Dow Entities and their respective successors and assigns, on the one hand, and Spinco, on behalf of itself and each of the Transferred Subsidiaries and their respective successors and assigns, on the other hand, hereby irrevocably, unconditionally and completely waives and releases and forever discharges the other party hereto and its Subsidiaries, and its and their respective Representatives and their respective heirs, executors, administrators, successors and assigns (such released Persons, the “Releasees”), of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, claims and other Liabilities whatsoever of every name and nature, both in law and in equity, arising out of or related to events, circumstances or actions taken by such other party occurring or failing to occur, in each case, at or prior to the Distribution Date.  Neither party hereto shall make, and each party hereto shall not permit any member of its Group or their respective Representatives to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any member of the other party’s Group or any of other party’s Releasees with respect to any Liabilities released pursuant to this Section 4.01(a).

(b)           No right of any Person to enforce any Transaction Document shall be waived, released or otherwise discharged pursuant to Section 4.01(a).  Nothing contained in Section 4.01(a) shall waive, release or otherwise discharge any Person from:

(i)           any Liability provided for in, or resulting from, any Transaction Document;

(ii)           any Liability retained, assumed, transferred, assigned or allocated to the Group of which such Person is a member, in accordance with any Transaction Document;

(iii)           any Liability that the parties hereto may have with respect to indemnification or contribution pursuant to this Agreement for Third-Party Claims, which Liability shall be governed by the provisions of this Article IV and, if applicable, the appropriate provisions of the other Transaction Documents; or

(iv)           any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.01.

Section 4.02     Indemnification by TDCC.  Except as provided in this Article IV, Spinco and its Affiliates and each of their respective officers, directors, employees and agents (collectively, the “Spinco Indemnified Parties”) shall, from and after the Distribution Date, be indemnified and held harmless by TDCC from and against any and all Liabilities, claims, losses, damages, costs, expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (collectively, “Losses”), to the extent arising or resulting from any Excluded Liability.

Section 4.03     Indemnification by Spinco.  Except as provided in this Article IV , TDCC and its Affiliates and each of their respective officers, directors, employees and agents (collectively, the “Dow Indemnified Parties”) shall, from and after the Distribution Date, be indemnified and held harmless by Spinco from and against any and all Losses, to the extent arising or resulting from any Assumed Liability.

Section 4.04     Limitations on Indemnification.

(a)           For all purposes of this Article IV, “Losses” shall be net of (i) any recovery or benefit (including insurance and indemnification) actually received by the Indemnified Party or any of its Affiliates in connection with the facts giving rise to the right of indemnification and, if the Indemnified Party or any of its Affiliates receives such recovery or benefit after receipt of payment from the Indemnifying Party, then the amount of such recovery or benefit, net of reasonable expenses incurred in obtaining such recovery or benefit, shall be paid to the Indemnifying Party; (ii) any Tax benefit actually realized (on a “with” and “without” basis) by the Indemnified Party or any of its Affiliates arising as a result of the accrual, incurrence or payment of any such Losses; and (iii) any amount included in the Final Working Capital Statement specifically with respect to any such Loss.

(b)           Each party hereto shall, and shall cause its respective Representatives to, take all reasonable steps to mitigate its Losses upon and after becoming aware of any event that could reasonably be expected to give rise to any Losses, and indemnification shall not be available with respect to any Loss to the extent such Loss is attributable to a failure by a party to take (or cause its Representatives to take) reasonable steps to mitigate such Loss.  No party hereto shall be entitled to any payment, adjustment or indemnification more than once with respect to the same matter.

Section 4.05     No Right to Set-Off.  No party hereto shall have any right to set off any Losses under this Article IV against any payments to be made by such party pursuant to this Agreement or any other agreement between the parties hereto, including any Transaction Document.

Section 4.06     Notice of Loss; Third-Party Claims.

(a)           An Indemnified Party shall promptly give the Indemnifying Party written notice in reasonable detail of any matter which an Indemnified Party has determined has given, or could give, rise to a right of indemnification under this Agreement, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(b)           If an Indemnified Party shall receive notice of any Action, audit, demand or assessment against it (each, a “Third-Party Claim”) that could give rise to a claim for Loss under this Agreement, the Indemnified Party shall promptly give the Indemnifying Party written notice in reasonable detail of such Third-Party Claim, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises, together with copies of all notices and documents served on or received by the Indemnified Party and its Representatives in respect thereof.  A failure by the Indemnified Party to give notice in a timely manner pursuant to this Section 4.06(b) shall not limit the obligation of the Indemnifying Party under this Agreement, except (i) to the extent such Indemnifying Party is materially prejudiced thereby; (ii) to the extent expenses are incurred during the period in which notice was not provided; and (iii) as provided by Section 4.04.  The Indemnifying Party shall be entitled to assume and control the defense of such Third-Party Claim at its expense and through counsel of its choice, if it gives notice of its intention to do so to the Indemnified Party within 30 days of the receipt of such notice from the Indemnified Party, it being understood that such election shall be without prejudice to the rights of the Indemnifying Party to dispute whether such claim involves recoverable or indemnifiable Losses under this Agreement.  If the Indemnifying Party elects to undertake any such defense against a Third-Party Claim, the Indemnified Party shall be kept apprised of all material developments and may participate in such defense at its own expense, and the Indemnifying Party shall not withdraw from the defense of such claim without providing advance notice to the Indemnified Party reasonably sufficient to allow the Indemnified Party to prepare to reassume the defense of such claim.  The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto (or in the possession or control of any of its Representatives) as is reasonably requested by the Indemnifying Party or its counsel.  If the Indemnifying Party elects to direct the defense of any such Third-Party Claim, the Indemnified Party shall not pay, or permit to be paid, any part of such Third-Party Claim unless (i) the Indemnifying Party consents in writing to such payment; (ii) the Indemnifying Party withdraws from the defense of such Third-Party Claim; or (iii) a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third-Party Claim.  If the Indemnifying Party has not assumed the defense of any such Third-Party Claim pursuant to this Section 4.06 and the Indemnified Party proposes to settle such Third-Party Claim prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement, or assume the defense of such Third-Party Claim at its expense.  The Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge any Third-Party Claim without the Indemnifying Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).  The Indemnifying Party shall not admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim without the Indemnified Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 4.07     Remedies.  Each of the parties hereto acknowledges and agrees that, following the Distribution Date, (a) (i) except with respect to breaches of any covenants or agreements set forth in this Agreement; (ii) except with respect to matters covered by Section 5.01; and (iii) other than as provided in Section 8.11, (A) the indemnification provisions set forth in Article IV and in the Tax Matters Agreement and the covenants set forth in this Agreement and the Merger Agreement shall be the sole and exclusive remedies of the parties hereto and the parties to the Local Conveyances, as applicable, for any breach of any Local Conveyance and for any failure to perform and comply with any covenant or agreement in any Local Conveyance; (B) none of the parties hereto, their respective Representatives or any other Person may bring a claim under any Local Conveyance; and (C) any and all claims arising out of, or in connection with, the Transferred Subsidiaries, the Transferred Assets, the Assumed Liabilities, the Business or the transactions contemplated in this Agreement, but only to the extent arising out of events, circumstances or conditions occurring or failing to occur, or actions or omissions by such other party, in each case, at or prior to the Distribution Date, must be brought under and in accordance with the terms of this Agreement or, to the extent provided in the Merger Agreement, the Merger Agreement; and (b) notwithstanding anything herein to the contrary, no breach of this Agreement or any Local Conveyance shall give rise to any right on the part of any party hereto or thereto, after the consummation of the transactions contemplated by this Agreement, to rescind this Agreement, any Local Conveyance or any of the transactions contemplated hereby or thereby.  Each party hereto shall cause its Representatives to comply with this Section 4.07.

Section 4.08     Tax Matters.

(a)           Notwithstanding anything in this Article IV to the contrary, the rights and obligations of the parties hereto with respect to indemnification for any and all Tax matters shall be solely governed by the Tax Matters Agreement and shall not be subject to the provisions of this Article IV.

(b)           Any amount (other than interest attributable to a period beginning after the Distribution Date) payable hereunder by TDCC to Spinco shall be treated as a contribution by TDCC to the capital of Spinco, and any amount (other than interest attributable to a period beginning after the Distribution Date) payable hereunder by Spinco to TDCC shall be treated as a distribution by Spinco to TDCC.

Section 4.09     Further Environmental Provisions.

(a)           With respect to any Remedial Action that is required to satisfy TDCC’s indemnification obligations under Section 4.02 for any Dow Environmental Liabilities:

(i)           TDCC shall have the right, but not the obligation, to conduct and control the Remedial Action; provided, however, that, if TDCC opts to conduct such Remedial Action, TDCC shall do so without unreasonably or materially interfering with any Parent Entity’s operations. With respect to any Remedial Action at any Transferred Leased Real Property, Transferred Owned Real Property, Transferred Appurtenant Real Property or Transferred Facility, the party that conducts the Remedial Action (A) shall consult with the other party in all material respects in connection with undertaking the Remedial Action, (B) shall provide the other party with copies of all material correspondence submitted to and received from any Governmental Authority relating to the Remedial Action or to the associated presence or Release of Hazardous Materials, and shall provide the other party with reasonable opportunity to suggest comments to any material submissions to any Governmental Authority with respect thereto, including to any Remedial Action plans or proposals and (C) shall, and shall cause its Representatives to, provide the other party with reasonable notice of all material planned meetings and telephone conferences with the applicable Governmental Authority, and Spinco and its Representatives shall have the right to attend and reasonably participate in such meetings and telephone conferences;

(ii)           In the event TDCC opts to conduct the Remedial Action, Spinco shall, and shall cause its Representatives to, cooperate with TDCC, including by providing access to the subject site, including access to install, maintain, replace and operate wells and remove impacted soil and/or groundwater; provided, that neither such access, nor such installation, maintenance, replacement, operation or removal, shall unreasonably or materially interfere with any Parent Entity’s operations; and

(iii)           TDCC shall not be obligated to indemnify any Spinco Indemnified Party for the costs to conduct such Remedial Action to the extent such costs are in excess of the costs to conduct such Remedial Action in the most reasonably cost-effective manner, which manner shall incorporate (A) the least stringent clean-up standards that, based upon the use classification (industrial, commercial or residential) of a subject site as of the Distribution Date, are allowed under applicable Environmental Law and any applicable Environmental Permit and those standards that are required under the terms of an applicable Ground Lease; and (B) the least costly methods that are allowed under applicable Environmental Law and any applicable Environmental Permit and those standards that are required under the terms of an applicable Ground Lease, and are approved by, or otherwise acceptable to, applicable Governmental Authorities to achieve such standards, including the use of engineering and institutional controls to eliminate or minimize exposure pathways; provided, that, at any Transferred Site or Transferred Facility thereon, and, during the term of the Ground Lease underlying any Retained Site or Transferred Facility thereon, TDCC shall not be responsible for any operation and maintenance with respect to any such institutional or engineering controls, including any cap, impermeable barrier or, with respect to soil vapor, venting system, after completion of their initial installation, and such post-installation costs shall not be subject to indemnification; provided, however, that TDCC shall remain responsible for the operation and maintenance of any such control that entails removing, monitoring, containing and treating groundwater or soil vapor contaminated with Hazardous Materials, until and so long as such removal, monitoring, containment and treatment is no longer required under Environmental Law or any applicable Environmental Permit.

(b)           With respect to any action (other than any such action that is a Remedial Action), to correct a violation of or a noncompliance with any Environmental Law or Environmental Permit that is required to satisfy TDCC’s indemnification obligations under Section 4.02 for any Dow Environmental Liabilities:

(i)           Spinco shall control the conduct of such corrective action; provided, however, that Spinco shall consult with TDCC in all material respects in connection with undertaking the corrective action, shall provide TDCC with copies of all material correspondence submitted to and received from any Governmental Authority relating to the corrective action or to any associated violation or noncompliance, and shall provide TDCC with reasonable opportunity to provide comments to any material submissions to any Governmental Authority with respect thereto, including to any corrective action plans or proposals;

(ii)           Spinco shall, and shall cause its Representatives to, provide TDCC with reasonable notice of all planned meetings and telephone conferences with the applicable Governmental Authority, and TDCC and its Representatives shall have the right to attend and participate in such meetings and telephone conferences;

(iii)           TDCC shall not be obligated to indemnify any Spinco Indemnified Party for capital costs incurred in connection with the implementation of a corrective action that are in excess of the minimum amount required to achieve compliance with any applicable Environmental Law or Environmental Permit in effect as of the Distribution Date, and, for the avoidance of doubt, the parties hereto acknowledge that TDCC shall under no circumstances be responsible for any corrective action that is required or recommended pursuant to any internal standards, policies or guidelines of TDCC or any of its Affiliates to the extent that such corrective action exceeds the minimum requirements of any such Environmental Law or Environmental Permit, except to the extent such corrective action is required to comply with the terms of an applicable Ground Lease; provided, however, that the corrective action shall be sufficient to allow Spinco to operate in a manner and at a level of production that is consistent with the subject facility’s operations conducted during the twelve (12)-month period prior to the date of this Agreement;

(iv)           For the avoidance of doubt, to the extent required to address any violation or noncompliance existing or occurring prior to the Distribution Date by making any capital upgrade, TDCC shall be responsible for the costs of the capital upgrade (and any related fines or penalties) but shall not be responsible for any operating costs after the Distribution Date related to any such capital upgrade after the upgrade is completed;

(v)           TDCC shall under no circumstances be responsible for any removal, abatement, encapsulation or maintenance of any Hazardous Materials included in any building material or equipment, including any such Hazardous Materials discovered, encountered or disturbed pursuant to any demolition, renovation or construction, whether such demolition, renovation or construction was commenced prior or after the Distribution Date; and

(vi)           for the sake of clarity, the parties hereto acknowledge that this Section 4.09(b) does not in any way limit, condition or otherwise affect TDCC’s right to control the defense of any Third-Party Claim, including any Third-Party Claim seeking fines or penalties for any pre-Distribution violation of or noncompliance with any Environmental Law or Environmental Permit.

(c)           With respect to TDCC’s indemnification obligations under Section 4.02 for any Dow Environmental Liability, TDCC shall not be responsible for Losses to the extent they are caused, triggered or increased by (i) any act or omission of any Parent Entity, Spinco or one of their respective Representatives after the Distribution Date, which act or omission is negligent or is in violation of any Environmental Law or Environmental Permit applicable to the Business after the Distribution Date, or is in breach of any covenant of Spinco contained in this Agreement that relates to Environmental Law or the Dow Environmental Liabilities and is to be performed in whole or part after the Distribution Date; (ii) any change in use classification of a subject Transferred Leased Real Property, Transferred Owned Real Property or Transferred Facility, after the Distribution Date, from industrial to commercial or residential or from commercial to residential (it being understood that this Section 4.09(c)(ii) shall not affect the terms of any other Transaction Document with respect to changes in the use classification of real property); (iii) any voluntary disclosure after the Distribution Date by or on behalf of Parent, Spinco or any of their respective Representatives of any information, except for (A) any self-disclosure under any applicable U.S. Environmental Protection Agency Audit Policy, or any similar state, federal or foreign policy relating to audit and self-disclosure of noncompliance; or (B) any disclosure reasonably necessary to respond to any Third-Party Claim or to comply with any unsolicited request by any Governmental Authority or any applicable Environmental Law or Environmental Permit; (iv) any voluntary decommissioning, closure or shutdown of a facility or a unit, including a waste management unit (other than any such decommissioning, closure or shutdown of a facility or unit initiated by Dow); and (v) any sampling and analysis of any environmental media conducted after the Distribution Date by or on behalf of any Parent Entity, Spinco or one of their respective Representatives unless such sampling and analysis is (A) required by Environmental Law or by a Governmental Authority; (B) required to be conducted in response to a Third-Party Claim alleging that Hazardous Materials have been Released from, or migrated offsite from, a subject Transferred Leased Real Property, Transferred Owned Real Property or Transferred Facility; (C) reasonably conducted in connection with any construction of improvements and with respect to any Retained Site or any Transferred Facility located thereon, undertaken consistent with the terms of the applicable Ground Lease; or (D) the result of the discovery after the Distribution Date of a suspected Release of Hazardous Materials that poses an imminent endangerment to the environment or human health.

(d)           Spinco acknowledges that its sole and exclusive remedy against TDCC or any Affiliate of TDCC for any Losses relating to any Environmental Laws, Environmental Permits or Hazardous Materials, or any environmental, health or safety matter, including natural resources to the extent arising out of events, circumstances or conditions occurring or failing to occur, or actions or omissions by TDCC, in each case, at or prior to the Distribution Date (“Environmental Losses”), is under Section 4.02.  In furtherance of the foregoing, from and after the Distribution Date, except for any Losses for which TDCC is obligated to indemnify Spinco pursuant to Section 4.02, (i) Spinco hereby releases, on its behalf and on behalf of its Affiliates, predecessors, successors and assigns, officers, directors, employees, agents and partners, to the fullest extent permitted under applicable Law, each TDCC Indemnified Party from, but only to the extent arising out of events, circumstances or conditions occurring or failing to occur, or actions or omissions by TDCC, in each case, at or prior to the Distribution Date, (A) any Environmental Losses incurred by the Spinco Indemnified Parties; and (B) any other environmental, health or safety matter, including natural resources, related in any way to the Business, the Transferred Owned Real Property, the Transferred Leased Real Property or the Transferred Facilities or this Agreement or its subject matter; and (ii) Spinco hereby waives, on its behalf and on behalf of its Affiliates, predecessors, successors and assigns, officers, directors, employees, agents and partners, to the fullest extent permitted under applicable Law, but only to the extent arising out of events, circumstances or conditions occurring or failing to occur, or actions or omissions by TDCC, in each case, at or prior to the Distribution Date, any claim or remedy against TDCC Indemnified Parties now or hereafter available under any applicable Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act or any similar Law, whether or not in existence on the date hereof.

(e)           Notwithstanding anything to the contrary contained in this Agreement: (i) (A) none of TDCC or any of its Representatives shall be liable for any claim for indemnification for any Dow Environmental Liability that relates to a Transferred Leased Real Property or Transferred Owned Real Property, or any Transferred Facility located on either such property, that is made after the tenth anniversary of the Distribution Date; provided, however, that any claim made with reasonable specificity by Spinco prior to the tenth anniversary of the Distribution Date shall survive until such claim is finally and fully resolved; and (B) the maximum amount of indemnifiable Losses which may be recovered from TDCC arising out of, or resulting from, any Dow Environmental Liability that relates to a Transferred Leased Real Property or Transferred Owned Real Property, or any Transferred Facility located on either such property, shall be an amount equal to $1,040,000,000; and (ii) no Losses resulting from a pre-Distribution Date violation by Dow of any Environmental Law or Environmental Permit may be claimed under Section 4.02 as a Dow Environmental Liability other than Losses in excess of $150,000 resulting from any single claim or series of related claims arising out of the same facts, events or circumstances (the “Environmental Deminimis”); provided, however, for the avoidance of doubt, the Environmental Deminimis shall not apply to any claim or series of claims related to a Remedial Action or an exposure or alleged exposure to Hazardous Materials.

ARTICLE V

CERTAIN ADJUSTMENTS

Section 5.01     Certain Adjustments.

(a)           Not less than four (4) Business Days prior to the earlier of (i) the date on which the Debt Exchange is expected to commence; and (ii) the anticipated Distribution Date, TDCC shall deliver to Spinco (with a copy to Parent) a notice that sets forth TDCC’s good faith estimate of the Working Capital Amount (the “Estimated Working Capital Amount”).

(b)           Within ninety (90) days after the Distribution Date, TDCC shall prepare and deliver to Spinco the Initial Working Capital Statement.  Spinco shall provide TDCC and its Representatives with reasonable access to the books, records and personnel of the Business necessary for TDCC to prepare the Initial Working Capital Statement.

(c)           At all reasonable times during the forty-five (45)-day period immediately following Spinco’s receipt of the Initial Working Capital Statement, Spinco and its Representatives shall be permitted to review the records of TDCC relating to the Initial Working Capital Statement that are reasonably requested by Spinco, and TDCC shall make reasonably available to Spinco and its Representatives the individuals employed by TDCC and responsible for the preparation of the Initial Working Capital Statement in order to respond to the inquiries of Spinco related thereto.

(d)           Spinco shall deliver to TDCC by the Objection Deadline Date either a notice indicating that Spinco accepts the Initial Working Capital Statement (“Notice of Acceptance”) or a detailed statement describing each objection (with reference to the applicable account description and item number as set forth on Schedule 5.01) to the Initial Working Capital Statement and specifying the amount that Spinco reasonably believes is the correct amount for each applicable account description and item number (“Notice of Disagreement”); provided, that any objections must be on the basis that the amounts set forth in the Initial Working Capital Statement (i) were not determined in accordance with Schedule 5.01; or (ii) were arrived at based on mathematical or clerical error.  If Spinco delivers to TDCC a Notice of Acceptance, or if Spinco does not deliver a Notice of Disagreement in accordance with this Section 5.01(d) on or before the Objection Deadline Date, then, effective as of the earlier of the date of delivery of such Notice of Acceptance and the Objection Deadline Date, the Initial Working Capital Statement shall be deemed to be the Final Working Capital Statement.  If Spinco timely delivers a Notice of Disagreement in accordance with this Section 5.01(d), only those matters specified in accordance with this Section 5.01(d) in such Notice of Disagreement shall be deemed to be in dispute (the “Disputed Items”), and all other matters included in the Initial Working Capital Statement shall be final, binding and conclusive upon the parties hereto.

(e)           The Disputed Items shall be resolved as follows:

(i)           TDCC and Spinco shall first use their reasonable best efforts to resolve such Disputed Items.

(ii)           Any resolution by TDCC and Spinco as to such Disputed Items shall be final and binding on the parties hereto.

(iii)           If TDCC and Spinco do not reach a resolution of all Disputed Items within 60 days after delivery of the Notice of Disagreement, TDCC and Spinco shall, within 60 days following the expiration of such 60-day period, engage the Neutral Accountant, pursuant to an engagement agreement executed by TDCC, Spinco and the Neutral Accountant, to resolve any Unresolved Objections.  Unless the parties hereto agree otherwise, all communications between TDCC and Spinco or any of their respective Representatives, on the one hand, and the Neutral Accountant, on the other hand, shall be in writing with copies simultaneously delivered to the non-communicating party.

(iv)           The Neutral Accountant shall be instructed to resolve the Unresolved Objections in accordance with Schedule 5.01 and shall be instructed not to independently investigate any other matters.  TDCC and Spinco shall request that the Neutral Accountant make a final determination (which determination shall set forth the reasons for such determination) of the Working Capital Amount within 30 days from the date the Unresolved Objections were submitted to the Neutral Accountant, and such final determination shall be deemed the Final Working Capital Statement.  During the 30-day review by the Neutral Accountant, TDCC and Spinco shall each make available to the Neutral Accountant such individuals and such information, books and records as may be reasonably required by the Neutral Accountant to make its final determination.

(v)           The resolution by the Neutral Accountant of the Unresolved Objections shall be conclusive and binding upon the parties hereto.  The parties hereto agree that the procedure set forth in this Section 5.01(e) for resolving disputes with respect to the Initial Working Capital Statement and the Working Capital Amount shall be the sole and exclusive method for resolving any such disputes.

(vi)           The fees and expenses of the Neutral Accountant shall be allocated between TDCC and Spinco in the same proportion that the aggregate amount of such Unresolved Objections that is unsuccessfully disputed by each such party hereto (as finally determined by the Neutral Accountant) bears to the total amount of Unresolved Objections.

(f)           The Initial Working Capital Statement, including any modifications resulting from the resolution of any Disputed Items set forth in the Notice of Disagreement, shall be deemed to be the Final Working Capital Statement and be binding on the parties hereto for the purposes of this Section 5.01 upon the earliest to occur of (i) the delivery by Spinco of the Notice of Acceptance or the failure of Spinco to deliver the Notice of Disagreement by the Objection Deadline Date pursuant to Section 5.01(d); (ii) the resolution of all Disputed Items by TDCC and Spinco pursuant to Section 5.01(e)(ii); and (iii) the resolution of all Disputed Items pursuant to Section 5.01(e)(iv) by the Neutral Accountant.  Within five Business Days after the Final Working Capital Statement becomes or is deemed final and binding on the parties hereto, an adjustment to the Special Payment and a payment by wire transfer in respect thereof described below shall be made as follows:

(i)           If the Working Capital Amount as shown on the Final Working Capital Statement exceeds the Estimated Working Capital Amount (such difference, the “Underpayment”) by an amount equal to at least $1,000,000, Spinco shall pay to TDCC within five Business Days of the final determination of the Working Capital Amount an amount equal to such Underpayment by wire transfer of immediately available funds to a bank account designated in writing by TDCC (such designation to be made at least three Business Days prior to the day on which such payment is due).

(ii)           If the Working Capital Amount as shown on the Final Working Capital Statement is less than the Estimated Working Capital Amount (such difference, the “Overpayment”) by an amount equal to at least $1,000,000, TDCC shall pay to Spinco within five Business Days of the final determination of the Working Capital Amount an amount equal to such Overpayment by wire transfer of immediately available funds to a bank account designated in writing by Spinco (such designation to be made at least three Business Days prior to the day on which such payment is due).

(iii)           For the avoidance of doubt, if the Underpayment or the Overpayment described in clauses (i) or (ii) above is less than $1,000,000, then the Special Payment shall not be adjusted and no payments shall be due under this Section 5.01.

(g)           Any payment required to be made pursuant to this Section 5.01 shall bear interest from the Distribution Date through and including the date of payment at the Interest Rate.

(h)           To the extent that any of the parties hereto or any of their respective Affiliates have any obligation under this Agreement or any of the other Transaction Documents to indemnify or to make any other payment, no amount with respect to a matter to which such obligation or payment relates shall be included in the calculation of the Working Capital Amount.  No amount with respect to a matter shall be included more than once in the calculation of the Working Capital Amount.

ARTICLE VI

CERTAIN OTHER MATTERS

Section 6.01     Access to Information.

(a)           In order to facilitate the resolution of any claims made against, or incurred by, Dow relating to the Business and for purposes of compliance with securities, environmental, employment and other Laws, until the later of the seventh anniversary of the Distribution or the expiration of the relevant period of the applicable statute of limitations (including any extension thereof), Spinco shall, and shall cause the Parent Entities to, (i) retain the books and records and financial and operational data relating to the Business, the Transferred Assets and the Retained Sites for periods prior to the Distribution; and (ii) upon reasonable notice, afford the Representatives of Dow reasonable access (including the right to make, at Dow’s expense, copies), during normal business hours, to such books and records.  After the expiration of such period, Spinco shall offer to turn over possession of such books and records to Dow at least 60 days prior to disposing of or destroying any of such books and records.

(b)           In order to facilitate the resolution of any claims made against, or incurred by, any of the Parent Entities relating to the Business and for purposes of compliance with securities, environmental, employment and other Laws, until the later of the seventh anniversary of the Distribution or the expiration of the relevant period of the applicable statute of limitations (including any extension thereof), TDCC shall (i) retain the books and records and financial and operational data relating to the Business, the Transferred Assets and the Retained Sites relating to periods prior to the Distribution, which shall not otherwise have been made available to any of the Parent Entities; and (ii) upon reasonable notice, afford the Representatives of Spinco reasonable access (including the right to make, at Spinco’s expense, copies), during normal business hours, to such books and records.  After the expiration of such period, TDCC shall offer to turn over possession of such books and records to Spinco at least 60 days prior to disposing of or destroying any of such books and records.

(c)           Each of TDCC and Spinco acknowledges and agrees that any information made available to a party or its Representatives pursuant to this Section 6.01 shall be treated as confidential, in accordance with the terms of the Confidentiality Agreement, for a period of three (3) years following the date on which such information was provided or made available pursuant to this Section 6.01.

Section 6.02     Privileged Matters.

(a)           The parties hereto acknowledge and agree that the Transferred Subsidiaries’ attorney-client privilege, attorney work-product protection and expectation of client confidence with respect to any communications concerning any proposed sale of the Business or any other transaction contemplated by this Agreement or any of the other Transaction Documents, and all information and documents covered by such privilege, protection or expectation shall be retained and controlled by Dow, and may be waived only by Dow.  TDCC and Spinco acknowledge and agree that (i) the foregoing attorney-client privilege, work product protection and expectation of client confidence shall not be controlled, owned, used, waived or claimed by the Transferred Subsidiaries upon consummation of the Distribution; and (ii) in the event of a dispute between a Parent Entity and a third party or any other circumstance in which a third party requests or demands that the Parent Entity produce privileged materials or attorney work-product of a Dow Entity (including the privileged communications and attorney work-product covered by this Section 6.02(a)), Spinco shall cause such Parent Entity to assert such attorney-client privilege on behalf of the applicable Dow Entity to prevent disclosure of privileged communications or attorney work-product to such third party.

(b)           The parties hereto acknowledge and agree that the attorney-client privilege, attorney work-product protection and expectation of client confidence with respect to any communications concerning general business matters related to the Business and the Transferred Subsidiaries and arising prior to the Distribution for the benefit of both Dow and the Transferred Subsidiaries shall be subject to a joint privilege and protection between Dow, on the one hand, and the Transferred Subsidiaries, on the other hand, and Dow and the Transferred Subsidiaries shall have equal right to assert such joint privilege and protection and no such joint privilege or protection may be waived by (i) Dow without the prior written consent of such Transferred Subsidiary; or (ii) by any Transferred Subsidiary without the prior written consent of Dow; provided, however, that any such privileged communications or attorney-work product, whether arising prior to, or after the Distribution Date, with respect to any matter for which a party hereto has an indemnification obligation hereunder, shall be subject to the sole control of such party, which shall be solely entitled to control the assertion or waiver of the privilege or protection, whether or not such communications or work product is in the possession of or under the control of such party.  Notwithstanding the foregoing, the parties hereto acknowledge and agree that Shearman & Sterling LLP and in-house counsel of Dow represent only Dow and not the Transferred Subsidiaries and that (x) any advice given by or communications with Shearman & Sterling LLP shall not be subject to any joint privilege and shall be owned solely by Dow; and (y) any advice given by or communications with in-house counsel of Dow (to the extent it relates to any proposed sale of the Business or any other transaction contemplated by this Agreement or any of the other Transaction Documents) shall not be subject to any joint privilege and shall be owned solely by Dow.

Section 6.03     Conduct of Excluded Claims.

(a)           With respect to each Excluded Claim, the parties hereto hereby agree that, (i) from and after the Distribution, Spinco shall, and shall cause the other Parent Entities to, take such action, provide such reasonable co-operation, information and assistance, and make available such personnel upon reasonable notice (including to prepare for, and appear as witnesses at, any proceedings), as TDCC may request in order for TDCC to (x) prosecute, join, dispute, resist, appeal, compromise, settle, defend, remedy or mitigate the Excluded Claim; or (y) enforce against any Person all or any rights of TDCC, or the Parent Entities, in relation to the Excluded Claim; and (ii) in connection with proceedings related to any Excluded Claim set forth on Annex I to Schedule 1.01(d), use advisers chosen by TDCC and, if TDCC requests, allow TDCC or an Affiliate of TDCC to control the exclusive conduct of the proceedings; provided, that TDCC shall, or shall procure that one of its Affiliates shall, reimburse Spinco or the relevant Parent Entity for all reasonable, documented out-of-pocket-costs incurred by it in relation to its actions taken pursuant to this Section 6.03.

(b)           TDCC shall be entitled to, and from and after the Distribution, Spinco shall, and shall cause the other Parent Entities to, pay to TDCC (or another Dow Entity designated by TDCC), any amounts, consideration or other benefits received by the Parent Entities in respect of each Excluded Claim, including interest actually received that is attributable thereto, net of any fees, costs and expenses which Spinco or the Parent Entities have actually incurred in connection with each such Excluded Claim from and after the Distribution Date.

Section 6.04     Financial Information.  On or prior to the fifteenth (15th) day following the close of the fiscal quarter of TDCC in which the Distribution occurs (or, if the Distribution occurs less than thirty (30) days before the close of such fiscal quarter, within forty-five (45) days after the Distribution Date), each of Spinco and TDCC shall cause to be prepared and delivered to the other party financial information with respect to the Business as may be reasonably requested by such other party for the preparation of any reports that are required to be filed by such party or its Affiliates with the SEC.

Section 6.05     Retained Names and Marks; Rail Car Marks.

(a)           Spinco hereby acknowledges that all right, title and interest in and to the “DOW”, “DOW CHEMICAL”, “THE DOW CHEMICAL COMPANY”, “ROHM AND HAAS”, “UNION CARBIDE” and “UNION CARBIDE CORPORATION” names, together with all variations and acronyms thereof and all trademarks, service marks, Internet domain names, trade names, trade dress, company names and other identifiers of source or goodwill containing or incorporating any of the foregoing, including the Dow Diamond logo (i.e.,  ) (collectively, the “Retained Names and Marks”), are owned exclusively by TDCC or its Affiliates, and that, except as expressly provided below or in the Trademark License Agreement, any and all right of the Transferred Subsidiaries to use the Retained Names and Marks shall terminate as of the Distribution and shall immediately revert to TDCC, along with any and all goodwill associated therewith; provided, however, that any use by the Transferred Subsidiaries of the Retained Names and Marks consisting of “DOWPER” shall be governed by the terms of the Trademark License Agreement and nothing in clauses (b) – (f) of this Section 6.05 shall apply to the use of such marks.  Spinco further acknowledges that none of the Transferred Subsidiaries shall have any rights, or is acquiring any rights, to use the Retained Names and Marks, except for the rights expressly provided herein and in the Trademark License Agreement.

(b)           The Transferred Subsidiaries shall, for a period of 90 days after the Distribution Date, be entitled to use, solely in connection with the operation of the Business as operated immediately prior to the Distribution, all of the existing stocks of signs, letterheads, labels, office forms, packaging, invoice stock, advertisements and promotional materials, inventory and other documents and materials (“Existing Stock”) that are included in the Transferred Assets and contain the Retained Names and Marks, after which period Spinco shall, and shall cause each Transferred Subsidiary to, remove or obliterate all Retained Names and Marks from such Existing Stock or cease using such Existing Stock; provided, however, that Spinco shall, and shall cause each Transferred Subsidiary to, use commercially reasonable efforts to ensure that all such Existing Stock used by it hereunder following the Distribution Date shall, to the extent deemed practicable in Spinco’s reasonable judgment, display a notice, in a format reasonably acceptable to TDCC, indicating that the Business (i) was formerly owned by Dow; and (ii) is now owned and operated by the Transferred Subsidiaries.

(c)           Except as expressly provided in this Section 6.05, no other right to use the Retained Names and Marks is granted hereunder by Dow to the Parent Entities whether by implication or otherwise, and nothing hereunder permits the Parent Entities to use the Retained Names and Marks in any manner other than in connection with Existing Stock.  Spinco shall, and shall cause each Transferred Subsidiary to, ensure that all uses of the Retained Names and Marks as provided in this Section 6.05 shall be only with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which the Retained Names and Marks were used in the Business prior to the Distribution.  Any and all goodwill generated by the use of the Retained Names and Marks under this Section 6.05 shall inure solely to the benefit of Dow.  Spinco shall not, and shall cause the other Transferred Subsidiaries not to, (i) use the Retained Names and Marks hereunder in any manner that may damage, impair or tarnish the reputation of Dow, the goodwill associated with the Retained Names and Marks or Dow’s ownership of the Retained Names and Marks; or (ii) contest the ownership or validity of any of the Retained Names and Marks.

(d)           Spinco agrees that Dow shall have no responsibility for claims by third parties arising out of, or relating to, the use by the Transferred Subsidiaries of any Retained Names and Marks after the Distribution Date.  In addition to any and all other available remedies, Spinco shall indemnify and hold harmless Dow and its Representatives, successors and assigns, from and against any and all such claims that may arise out of the use of the Retained Names and Marks by the Transferred Subsidiaries (i) in accordance with the terms and conditions of this Section 6.05, other than such claims that the Retained Names and Marks infringe the Intellectual Property rights of any third party; or (ii) in violation of or outside the scope permitted by this Section 6.05.  Notwithstanding anything in this Agreement to the contrary, Spinco hereby acknowledges that in the event of any breach or threatened breach of this Section 6.05, TDCC, in addition to any other remedies available to it, shall be entitled to a preliminary injunction, temporary restraining order or other equivalent relief restraining the Transferred Subsidiaries from any such breach or threatened breach.

(e)           Except as expressly provided in Section 6.05(b), Spinco shall not, and shall cause each Transferred Subsidiary not to, hold itself out as having any affiliation or association with Dow, other than as may be required by applicable Law or stock exchange requirement or in connection with describing the historical relationship of such entities with Dow.  Spinco acknowledges that the use by the Transferred Subsidiaries of the Retained Names and Marks pursuant to Section 6.05(b) shall not be deemed an endorsement by Dow of their products or services, nor be deemed an affiliation between the parties hereto or their Affiliates.

(f)           In connection with the use of any Leased Rail Cars or Owned Rail Cars, Spinco shall, and shall cause the other Transferred Subsidiaries to, as promptly as possible and, in any event, no later than nine (9) months after the Distribution Date, use their reasonable best efforts to (i) remove and cease use of all trademarks or other indicators of source or origin (“Rail Car Marks”) owned or controlled by Dow, including Retained Names and Marks, that are affixed to any such rail cars as of the Distribution Date; (ii) obtain new Rail Car Marks with RailInc, which process shall, in any event, be commenced no later than twenty (20) days after the later of the Distribution Date or the transfer of each such rail car to a Transferred Subsidiary; (iii) re-stencil all such rail cars and reprogram each Automatic Equipment Identification tag on such rail cars, in each case, after the new Rail Car Marks have been obtained and, in any event, prior to such rail cars being laden for subsequent trips; and (iv) provide Dow with a list of such new Rail Car Marks, which list shall include cross references to Dow’s former Rail Car Marks for each such rail car; provided, however, that if and to the extent TDCC elects, prior to the Distribution Date, to cause any Leased Rail Cars or Owned Rail Cars to have its Rail Car Marks changed to reflect operation by one or more of the Transferred Subsidiaries, then this Section 6.05(f) shall not apply.

Section 6.06     Insurance Matters.  From and after the Distribution Date, the DCP Group and the Business shall cease to be insured by Dow’s insurance policies or by any of its self-insured programs.  For the avoidance of doubt, Dow shall retain all rights to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its insurance policies and programs notwithstanding whether any such policies or programs apply to any Liabilities of the Transferred Subsidiaries.  Spinco agrees to arrange for its own insurance policies with respect to the Business and the DCP Group covering all periods and agrees not to seek, through any means, to benefit from any Dow Entity’s insurance policies that may provide coverage for claims relating in any way to the Business or the DCP Group prior to the Distribution.

Section 6.07     Intercompany Accounts and Arrangements.  TDCC shall use commercially reasonable efforts to take, and to cause one or more of its Subsidiaries to take, to the extent permitted by Law, such action as is necessary and advisable to settle, or have assigned to or assumed by a Retained Dow Entity, effective as of or prior to the Distribution Date, all intercompany accounts between a Transferred Subsidiary, on the one hand, and a Retained Dow Entity, on the other hand.  TDCC shall take, and cause one or more of its Subsidiaries to take, to the extent permitted by Law, such action as is necessary and advisable to terminate all intercompany arrangements and agreements (other than the Transaction Documents), whether written or oral, providing for the leasing or licensing of goods, services, tangible or intangible properties or joint activities among a Retained Dow Entity, on the one hand, and the Transferred Subsidiaries, on the other hand; provided, that the parties hereto agree that TDCC, in its sole and absolute discretion may, prior to the Distribution, settle or terminate intercompany accounts or intercompany agreements among the Transferred Subsidiaries; provided, further, that intercompany accounts not settled, assigned or assumed pursuant to this Section 6.07 shall be taken into account for the determination of the Working Capital Amount pursuant to Schedule 5.01.

Section 6.08     Apportionment of Periodic Payments and Receipts.  All periodic cash payments and receipts of the Business or related to the Transferred Assets or Assumed Liabilities, including rents, royalties, refunds, commissions, expenses and other payments or receipts, shall be apportioned on a time basis, except with respect to (a) gas, electricity, telephone, water and other utilities charges, which shall be apportioned on a usage basis; and (b) rebates, which shall be apportioned based on sales quantities or other factors on which the value of the respective rebate is based, so that the part of the relevant payment or receipt that is attributable to the period ending on the Distribution Date shall be for the account of Dow and such part of the relevant amount attributable to the period commencing immediately following the Distribution Date shall be for the account of the applicable Parent Entity.  No payment shall be made under this Section 6.08 to the extent the amount to which such payment relates (x) has been taken into account in the calculation of the Working Capital Amount under Section 5.01; or (y) is an amount payable or indemnifiable under any other provision of this Agreement, including Article IV or under any provision of the other Transaction Documents.

Section 6.09     Bulk Sales Laws.  Each party hereto hereby waives compliance by each member of its Group with the requirements and provisions of the “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to any of the transactions contemplated in this Agreement.

Section 6.10     Further Actions.

(a)           On the Distribution Date, each of TDCC and Spinco shall, or shall cause their applicable Subsidiaries to, execute and deliver each of the Transaction Documents identified on Schedule 1.01(j) in substantially the forms attached hereto as Exhibits C – EEE, respectively.  Except as otherwise provided in this Agreement, the parties hereto shall, and shall cause their respective Affiliates to, use their reasonable best efforts to take, or cause to be taken, all appropriate action, to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable under applicable Law to execute and deliver the Transaction Documents and such other documents and other papers as may be required to carry out the provisions of this Agreement and to consummate and make effective the transactions contemplated by this Agreement.  The parties hereto hereby acknowledge and agree that the Transaction Documents that are identified on Schedule 1.01(j) are in agreed form and shall not be the subject of further change or negotiation, except (i) to correct manifest errors or to ensure consistency of terms of Transaction Documents dealing with the same subject matter and the creation or completion of exhibits or schedules thereto; or (ii) as otherwise expressly provided in Schedule 1.01(j), in each case subject to Parent’s prior written approval, and none of such changes will alter fundamental economic terms, including the scope, consideration, liabilities or risk allocation.  TDCC and Spinco agree that each Local Conveyance shall be in a form that reflects the terms and conditions of this Agreement with such provisions as are required by applicable Law in the jurisdiction in which the relevant assets or Liabilities are located and otherwise reasonably satisfactory to Parent; provided, that TDCC and Spinco may cause the Local Conveyances to be executed at the time of the Internal Separation, and if and to the extent that a Local Conveyance does not reflect the terms and conditions of this Agreement, TDCC and Parent shall cooperate in good faith to amend such Local Conveyance prior to the Distribution Date to reflect the terms and conditions of this Agreement.

(b)           Subject to Section 2.01(d) and Section 2.01(e), from time to time after the Distribution Date, without additional consideration, each party hereto shall, and shall cause its Affiliates to, execute and deliver such further instruments and take such other action as may be necessary or is reasonably requested by another party hereto to make effective the transactions contemplated by this Agreement and the other Transaction Documents.  Without limiting the foregoing, upon reasonable request of a party hereto, the other party shall, and shall cause its respective Affiliates to, execute, acknowledge and deliver all such further assurances, deeds, assignments, consequences, powers of attorney and other instruments and papers as may be required for the transfer to a Transferred Subsidiary of direct or indirect ownership of the Transferred Assets and the Transferred JV Interests and the assumption by the Transferred Subsidiaries of the Assumed Liabilities, as contemplated by this Agreement.

ARTICLE VII

DISCLAIMER

Section 7.01     Disclaimer.  EXCEPT AS MAY EXPRESSLY BE SET FORTH IN ANY TRANSACTION DOCUMENT, ALL TRANSFERRED ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS AND THE PARTIES HERETO SHALL EACH BEAR THEIR RESPECTIVE ECONOMIC AND LEGAL RISKS TO THE EXTENT RESULTING FROM (A) ANY CONVEYANCE BEING INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY ENCUMBRANCE; (B) ANY FAILURE TO OBTAIN ANY NECESSARY CONSENTS OR APPROVALS OF ANY THIRD PARTIES OR GOVERNMENTAL AUTHORITIES; AND (C) ANY FAILURE TO COMPLY WITH THE REQUIREMENTS OF ANY LAW.

Section 7.02     Limitation of Liability.  IN NO EVENT SHALL ANY PARTY OR ANY OTHER MEMBER OF ANY GROUP BE LIABLE TO ANY OTHER PARTY OR ANY MEMBER OF ANOTHER GROUP FOR PUNITIVE, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES, INCLUDING LOSS OF FUTURE PROFITS, REVENUE OR INCOME, DIMINUTION IN VALUE OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES EXCEPT TO THE EXTENT AWARDED BY A COURT OF COMPETENT JURISDICTION IN CONNECTION WITH A THIRD-PARTY CLAIM.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01     Survival of Covenants.  None of the covenants or agreements contained in this Agreement shall survive the Distribution Date, other than those which by their terms contemplate performance after the Distribution Date and such surviving covenants and agreements shall survive the Distribution Date only until the expiration of the term of the undertaking set forth in such covenants and agreements; provided, however, that any claim made with reasonable specificity by the party seeking to be indemnified within the time periods set forth in this Section 8.01 shall survive until such claim is finally resolved.

Section 8.02     Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial and other advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses, whether or not the transactions contemplated herein shall have occurred.

Section 8.03     Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, or by facsimile (with a confirmatory copy sent by an internationally recognized overnight courier service) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.03):

(a)	if to TDCC and, on or prior to the Distribution Date, to Spinco:

The Dow Chemical Company
2030 Dow Center
Midland, Michigan 48674
	Facsimile:	(989) 638-9397
	Attention:	Executive Vice President and General Counsel

with a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022-6069
	Facsimile:	(212) 848-7179
	Attention:	George A. Casey, Esq.
Heiko Schiwek, Esq.

in the case of Spinco, with a copy to:

Olin Corporation
190 Carondelet Plaza, Suite 1530
Clayton, Missouri 63105-3443
	Facsimile:	(314) 480-1484
	Attention:	Senior Vice President and General Counsel

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
	Facsimile:	(212) 474-3700
	Attention:	Robert I. Townsend, III, Esq.
George F. Schoen, Esq.

(b)	if, following the Distribution Date, to Spinco:

Olin Corporation
190 Carondelet Plaza, Suite 1530
Clayton, Missouri 63105-3443
	Facsimile:	(314) 480-1484
	Attention:	Senior Vice President and General Counsel

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Facsimile:	(212) 474-3700
Attention:	Robert I. Townsend, III, Esq.
George F. Schoen, Esq.

Section 8.04     Public Announcements.  None of the parties to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby or otherwise communicate with any news media regarding this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby without the prior written consent of the other parties hereto, unless such press release or public announcement is required by Law or applicable stock exchange regulation, in which case the parties to this Agreement shall, to the extent practicable, consult with each other as to the timing and contents of any such press release, public announcement or communication; provided, however, that the prior written consent of the other parties shall not be required hereunder with respect to any press release, public announcement or communication that is substantially similar to a press release, public announcement or communication previously issued with the prior written consent of the other parties.

Section 8.05     Severability.  If any term or other provision of this Agreement is declared invalid, illegal or incapable of being enforced by any Governmental Authority, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 8.06     Entire Agreement.  This Agreement, the Dow Disclosure Letter, the Merger Agreement, the Disclosure Letters, the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.

Section 8.07     Assignment.  This Agreement and the rights and obligations hereunder may not be assigned by operation of Law or otherwise without the express written consent of TDCC and Spinco, as the case may be (which consent may be granted or withheld in the sole discretion of TDCC or Spinco, subject to the prior written consent of Parent in accordance with Section 7.15 of the Merger Agreement), and any attempted assignment that is not in accordance with this Section 8.07 shall be null and void.

Section 8.08     Amendment.  This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, each party hereto that expressly references the Section of this Agreement to be amended; or (b) by a waiver in accordance with Section 8.09, in each case subject to the prior written consent of Parent in accordance with Section 7.15 of the Merger Agreement.

Section 8.09     Waiver.  Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other parties pursuant to this Agreement; or (c) waive compliance with any of the agreements of the other parties or conditions to such obligations contained herein.  Any such extension or waiver, by either party, and any consent, approval, authorization or similar action to be taken by Spinco under this Agreement, shall be subject to the prior written consent of Parent in accordance with Section 7.15 of the Merger Agreement.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the parties to be bound thereby.  Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder.  Any waiver of any term or condition hereof shall not be construed as a waiver of any subsequent breach or as a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

Section 8.10     No Third-Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to, or shall confer upon, any other Person any right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement; provided, however, that Parent shall be a third-party beneficiary of this Agreement and shall have the right to enforce the terms and provisions hereof.

Section 8.11     Specific Performance.  The parties hereto acknowledge and agree that the parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at law.  Accordingly, in addition to any other right or remedy to which any party hereto may be entitled, at law or in equity (including monetary damages), such party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.  The parties hereto agree that they will not contest the appropriateness of specific performance as a remedy.

Section 8.12     Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.  Except (a) as provided in Section 5.01; and (b) with respect to Actions arising under another Transaction Document that does not incorporate the dispute resolution provisions contained in this Agreement, all Actions that, directly or indirectly, arise out of or relate to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, however, that if such court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any Delaware state court or United States federal court sitting in the State of Delaware.  Consistent with the preceding sentence, each of the parties hereto hereby (i) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any Action brought by any party hereto that, directly or indirectly, arises out of or relates to this Agreement; (ii) agrees that service of process in such Action will be validly effected by sending notice in accordance with Section 8.03; (iii) irrevocably waives and releases, and agrees not to assert by way of motion, defense, or otherwise, in or with respect to any such Action, any claim that (A) such Action is not subject to the subject matter jurisdiction of at least one of the above-named courts; (B) its property is exempt or immune from attachment or execution in the State of Delaware; (C) such Action is brought in an inconvenient forum; (D) the venue of such Action is improper; or (E) this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts; and (iv) agrees not to move to transfer any such Action to a court other than any of the above-named courts.

Section 8.13     Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY, DIRECTLY OR INDIRECTLY, ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13.

Section 8.14     Termination.  Without any further action, this Agreement shall terminate simultaneously with the valid termination of the Merger Agreement prior to the Distribution, and if this Agreement is terminated, in no event shall any party hereto be liable to the other party hereto or any other Person under, or in respect of, this Agreement, except as provided in the Merger Agreement.

Section 8.15     Conflict with Another Transaction Document.  If there is any conflict between this Agreement and another Transaction Document (other than the Merger Agreement), each of this Agreement and the other Transaction Document is to be interpreted and construed, if possible, so as to avoid or minimize such conflict, but, to the extent (and only to the extent) of such conflict, this Agreement shall prevail and control.

Section 8.16     Counterparts.  This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by its respective officers thereunto duly authorized.

THE DOW CHEMICAL COMPANY

By:	/s/ James R. Fitterling
Name: James R. Fitterling
Title: Vice Chairman, Business Operations

BLUE CUBE SPINCO INC.

By:	/s/ Stephen J. Doktycz
Name: Stephen J. Doktycz
Title: Vice President

[Signature Page to Separation Agreement]